Exhibit  4.32
L E A S E
between
Montrose Office Park LLC
“Landlord”
AND
Parsons, Brinckerhoff, Quade & Douglas, Inc.
“Tenant”
Property Name: Montrose Office Park
Address: 3206 Tower Oaks Boulevard, Rockville, MD
Dated: November 27, 2002

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LEASE
This lease between GLB Montrose LLC, a Maryland limited liability company (herein Landlord), and Parsons, Brinckerhoff, Quade & Douglas, Inc., a New York corporation (hereinafter Tenant), is dated for reference purposes only as of this 27th day of November, 2002.
1. LEASE OF PREMISES.
In consideration of the Rent (as defined in Section 6.) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown by diagonal lines on the floor plan attached hereto as Exhibit ”A”, and further described in Section 2.13. The Premises are located within the Building and Project (as described in Sections 2.13 and 2.14.). Tenant shall have the nonexclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees, to use the Common Area (as defined in Section 2.5.). This Lease confers no rights either to the subsurface of the land below the ground level of the Building in which the Premises is located or to airspace, interior or exterior, above the ceiling of the Building.
2. DEFINITIONS.
As used in this Lease the following terms shall have the following meanings:
2.1.	Intentionally omitted.

2.2.	ANNUAL BASE RENT:

$702,444.90	beginning on the Rent Commencement Date and ending 4/14/04
$723,518.25	beginning	4/15/04	ending	4/14/05
$745,223.79	beginning	4/15/05	ending	4/14/06
$767,580.51	beginning	4/15/06	ending	4/14/07
$790,607.92	beginning	4/15/07	ending	4/14/08
$814,326.16	beginning	4/15/08	ending	4/30/09
The Rent Commencement Date shall occur on the earlier of (i) April 15, 2003, or (ii) the date that Tenant vacates Building 3200 of the project and occupies the Premises after having completed Tenant’s Work in the Premises as set forth on the plans and specifications and additional schedules and descriptions attached hereto as Exhibit “D”.
2.3.	BASE YEAR: The calendar year 2003.

2.4.	COMMENCEMENT DATE: January 1, 2003.

2.5.	COMMON AREA: The building lobbies, common corridors, and hallways, rest rooms, parking areas and other generally understood public or common areas.

2.6.	EXPIRATION DATE: April 30, 2009, unless otherwise sooner terminated in accordance with the provisions of this Lease.

2.7.	Intentionally omitted.

2.8.	LANDLORD’S ADDRESS FOR NOTICE
c/o Glenborough Realty Trust Incorporated
400 South El Camino Real, Suite 1100
San Mateo, CA 94402-1708
ATTN: Legal Department
RENT PAYMENT ADDRESS:
GLB Montrose LLC
Glenborough Realty Trust Incorporated
11400 Rockville Pike, Suite C-10
Rockville, MD 20852
TENANT’S MAILING ADDRESS:
Parsons, Brinckerhoff, Quade & Douglas, Inc.
Second Floor
One Penn Plaza
New York, NY 10119
Attn: General Counsel
with a copy of all notices of default to:*
Parsons, Brinckerhoff, Quade & Douglas, Inc.
Second Floor
One Penn Plaza
New York, NY 10119
Attn: Senior Vice President, Administration

*    Such copy shall be sent as a courtesy, and not as an obligation of Landlord under the Lease.
2.9.	LISTING AND LEASING AGENT(S): Transwestern Commercial Services (Landlord’s broker), and CB Richard Ellis (Tenant’s broker).

2.10.	MONTHLY INSTALLMENTS OF BASE RENT:

$58,537.08	beginning on the Rent Commencement Date and ending 4/14/04
$60,293.19	beginning	4/15/04	ending	4/14/05
$62,101.98	beginning	4/15/05	ending	4/14/06
$63,956.04	beginning	4/15/06	ending	4/14/07
$65,883.99	beginning	4/15/07	ending	4/14/08
$67,860.51	beginning	4/15/08	ending	4/30/09
The Rent Commencement Date shall occur on the earlier of (i) April 15, 2003, or (ii) the date that Tenant vacates Building 3200 of the project and occupies the Premises, after having completed Tenant’s Work in the Premises as set forth on the plans and specifications and additional schedules and descriptions attached hereto as Exhibit “D”.
2.11.	NOTICE: Except as otherwise provided herein, Notice shall mean any notices, approvals and demands permitted or required to be given under this Lease. Notice shall be given in the form and manner set forth in Section 23.

2.12.	PARKING: Tenant shall be entitled to the nonexclusive use of 118 parking spaces, provided that Tenant shall be entitled to four (4) reserved spaces in the Building parking garage, and five (5) reserved spaces in the surface parking lot adjacent to the Building. The above nine (9) reserves spaces are part of the 118 total spaces allotted to Tenant. Landlord shall reasonably determine the location of such reserved spaces. The charge for parking shall be $0.00 per month per parking space for the first year of this Lease. Commencing with the second lease year, the charge for parking may be adjusted by Landlord only if required by any governmental or quasi-governmental entity, or by statute, law, ordinance, etc. Landlord may permit Tenant to rent additional spaces, if available, at the then current parking rate. Each such additional parking space, however, shall not be a part of this Lease, and Landlord reserve the right to adjust the parking rate for each additional parking space at any time and to terminate the rental of such additional parking spaces at any time. Notwithstanding the foregoing to the contrary, Landlord will designate an area encompassing no more than three 93) of Tenant’s allotted parking spaces to accommodate Tenant’s equipment (highway signboards, etc.) for testing and system integration during the normal course of Tenant’s business. The enclosure of such space, as well as the maintenance and repair of such area, shall be the sole responsibility of Tenant, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, costs, liability, etc. whatsoever arising from the present of, or any activity relating to, such area. Landlord shall have the right to approve any enclosures, and shall have the right to reasonably proscribe parameters designed to assimilate the aesthetics of such area with the remainder of the Project. Further, any of Tenant’s equipment or personal property stored within such area will be done so at Tenant’s sole and exclusive risk.

2.13.	PREMISES: That portion of the 2nd, 3rd, and 4th floor(s) of the Building located at 3206 Tower Oaks Boulevard, Rockville, MD, commonly referred to as Suite(s) 200, 300, and 400, as shows by diagonal lines on Exhibit “A”. For purposes of this Lease, the Premises is deemed to contain approximately 29,391 square feet of Rentable Area.

2.14.	PROJECT: The building of which the Premises are a part (the Building) and any other buildings or improvements on the real property (the Property) located at 3206 Tower Oaks Boulevard, Rockville, MD and further described in Exhibit ”B”. The Project is commonly known as Montrose Office Park.

2.15.	RENTABLE AREA: As to both the Premises and the Project, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants on the Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Project.

2.16.	SECURITY DEPOSIT (Section 8.): $0.00.

2.17.	STATE: The State of Maryland.

2.18.	Intentionally omitted.

2.19.	TENANT’S PROPORTIONATE SHARE: 64.60%. Such share is a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building, as determined by Landlord from time to time. The Building is deemed to contain approximately 45,497 square feet of Rentable Area. Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge that certain Project-wide expenses are allocated to each Building within the Project on a pro-rata basis based on the rentable area of each Building to the rentable area of the Project. Tenant shall be required to pay its Proportionate Share of such expenses as allocated to the Building in which the Premises are located.

2.20.	TENANT’S USE (Section 9.): Accounting, Trade Association, Communications, Marketing and Public Relations, Data Processing, Management Information Systems, Engineers, Architects, Financial Services, Government Contractor, Government (Federal, State, Local), Insurance, Law, Medical, Biotechnology, Non-Profit, Real Estate, Construction, Telecommunications, executive management offices, for a Fortune 500 company, Software development and computer systems integration and related administrative support functions.

2.21.	TERM: The period commencing on the Commencement Date and expiring at midnight on the Expiration Date.

3. EXHIBITS AND ADDENDA
The exhibits and addenda listed below (unless lined out) are attached hereto and incorporated by reference in this Lease:
3.1	Exhibit A – Floor Plan showing the Premises.

3.2	Exhibit B – Site Plan of the Project.

3.3	Exhibit C – Building Standard Tenant Improvements.

3.4	Exhibit D – Landlord’s Work and Definition of Shell Condition.

3.5	Exhibit D-1 – Landlord’s Pre-Delivery Work

3.6	Exhibit D-2 – Plans and Specifications of Tenant’s Work (to be provided by Tenant not later than December 5, 2002), approved by Landlord

3.7	Exhibit E – Rules and Regulations.

3.8	Exhibit F – Intentionally omitted.

3.9	Exhibit I – Form of Subordination and Nondisturbance Agreement
Addenda: Attached hereto and made a part of this Lease by reference are Section 36-41.
4. DELIVERY OF POSSESSION
Prior to delivery of possession of the Premises to Tenant, Landlord shall substantially complete the items of Landlord’s Work (as defined in Exhibit D) which are listed in Exhibit D-1 attached hereto and made a part hereof and shall remove from the Premises the items to be removed by Landlord as specified in Exhibits D and D-1 attached hereto and made a part hereof. There shall remain in the Premises the items listed in Exhibit D and D-1. All of the foregoing work is referred to herein as the “Pre-Delivery Work”. Landlord shall forthwith deliver possession of the Premises to Tenant for the performance of Tenant’s Work in such condition substantially in accordance with the performance schedule attached as part of Exhibit “D”. Performance by Landlord of items set forth as Landlord’s Work other than the Pre-Delivery Work shall not be required prior to the delivery date, and both parties acknowledge that Landlord will be performing such work thereafter in substantial compliance with the schedule attached as part of Exhibit “D” hereto. Landlord shall diligently prosecute to completion all such other items of Landlord’s Work, including the Common Area Improvements listed in Exhibit D (collectively, “Post-Delivery Work”). The parties hereby agree to cooperate with each other, and to work together in good faith, to mutually complete all of Landlord’s Work and Tenant’s Work substantially in accordance with the schedule of performance attached to Exhibit D and to that end agree to promptly discharge their respective responsibilities set forth in Exhibits D and D-1.
If for any reason Landlord does not deliver possession of the Premises to Tenant substantially in the condition required under this Lease by January 1, 2003 (other than due to the actions or commissions of Tenant, its agents, employees and contractors), the Commencement Date, Rent Commencement Date, and Expiration Date shall be extended by the number of days the delivery date has been delayed, and the validity of this Lease shall not be impaired, nor shall Landlord be subject to any liability for such failure. In such event, Tenant shall continue to occupy its existing premises in building 3200 of the Project (“Building 3200 Premises”) during any delay period after April 15, 2003 caused thereby (if necessary) until the Rent Commencement Date; provided, however, that Tenant’s Monthly Installments of Base Rent therefor for any period of such delay in the Rent Commencement Date shall be $58,537.08. Notwithstanding anything herein to the contrary, in the event that Landlord does not deliver possession of the Premises to Tenant by January 1, 2003 due to the actions or omissions of Tenant, its agents, employees or contractors, or Tenant shall fail to complete Tenant’s Work on or before April 15, 2003, and complete its move to the Premises for any other reason other than a delay caused by Landlord or Force Majeure, then the Commencement Date, Rent Commencement Date, and Expiration Date shall be extended as set forth hereinabove, and Tenant shall remain in the Building 3200 Premises during the period of such delay. However, in such case, Tenant shall pay Monthly Installments of Base Rent during such delay period (but commencing no earlier than April 15, 2003) equal to $101,808.47. If Landlord permits Tenant to enter into possession of the Premises to commence Tenant’s Work before the delivery date, such possession shall be subject to the provisions of this Lease, except as to the payment of Base Rent and Additional Rent. Notwithstanding anything herein to the contrary, in the event that Landlord does not complete the Post-Delivery Work by April 15, 2003 other than due to the acts or omissions of Tenant, its agents, employees or contractors then the Rent Commencement Date and the Expiration Date shall be extended by the number of days of such delay and Tenant shall continue to occupy the Building 3200 Premises during any delay period after April 15, 2003 caused thereby (if necessary) until the Rent Commencement Date; provided however, that Tenant’s Monthly Installments of Base Rent therefor for any period of such delay in the Rent Commencement Date shall be $58,537.08. If the Landlord is prevented from completing the Post-Delivery Work due to the acts or omissions of Tenant, its employees, agents or contractors, then any delay is not the responsibility of Landlord and the Rent Commencement Date shall not be delayed. If Tenant is delayed in moving into the Premises due to Force Majeure, then Tenant shall be allowed to remain in the Building 3200 Premises, and the Monthly Installments of Base Rent shall be $67,872.31 during such period of delay.
Within ten (10) days of delivery of possession of the Premises, Landlord shall deliver to Tenant and Tenant shall execute an Acceptance of Premises in which Tenant shall certify, among other things, that (a) Landlord has satisfactorily completed Landlord’s Pre-Delivery Work within the Premises pursuant to Exhibit “D-1”, unless written exception is set forth thereon, and (b) that Tenant accepts the Premises. Tenant’s failure to execute and deliver the Acceptance of Premises shall be conclusive evidence, as against Tenant, that Landlord has satisfactorily completed Landlord’s Pre-Delivery Work within the Premises (but not any other portions of Landlord’s Work) pursuant to Exhibit ”D-1”.
Within ten (10) days after Rent Commencement Date, Landlord shall deliver to Tenant and Tenant shall execute an Acceptance of Post-Delivery Landlord’s Work in which Tenant shall certify, among other things, that (a) Landlord has satisfactorily completed Post-Delivery Landlord’s Work outside the Premises pursuant to Exhibit “D”, unless written exception is set forth thereon, and (b) that Tenant accepts the Post-Delivery Landlord’s Work. Tenant’s failure to execute and deliver the Post-Deliver Landlord’s Work shall be conclusive evidence, as against Tenant, that Landlord has satisfactorily completed Landlord’s Post-Delivery Work within the Premises pursuant to Exhibit ”D”.
In the event Tenant fails to take possession of the Premises to perform Tenant’s Work within 30 days, subject to Force Majeure, following delivery thereof, or that Tenant fails to open for business in the Premises within thirty (30) days after the Rent Commencement Date, Tenant shall reimburse Landlord promptly upon demand for all costs incurred by Landlord in connection with entering into this Lease including, but not limited to, broker fees and commissions, sums paid for the preparation of a floor and/or space plan for the Premises, costs incurred in performing Landlord’s Work pursuant to Exhibit “D”, loss of rental income, attorneys’ fees and costs, and any other damages for breach of this Lease established by Landlord. Notwithstanding anything herein to the contrary, in the event that Tenant is prevented from occupying the Premises due to code compliance issues within the Building but outside the Premises which were not caused by Tenant, its agents, employees or contractors, then Landlord shall promptly cure such non-compliance at its cost and expense and any delay shall be deemed to be Landlord’s delay, and Tenant shall continue to occupy its Building 3200 Premises during any delay period after April 15, 2003 caused thereby (if necessary) until the Rent Commencement Date; provided however, that Tenant’s Monthly Installments of Base Rent therefor for any period of such delay in the Rent Commencement Date shall be $58,537.08.
5. INTENDED USE OF THE PREMISES.
The statement in this Lease of the nature of the business to be conducted by Tenant in the Premises does not constitute a representation or guaranty by the Landlord as to the present or future suitability of the Premises for the conduct of such business in the Premises, or that it is lawful or permissible under the Certificate of Occupancy issued for the Building, or is otherwise permitted by law. Tenant’s taking possession of the Premises shall be conclusive evidence, as against Tenant, that, at the time such possession was taken, the Premises were satisfactory for Tenant’s intended use, except for any incomplete or defective items which are Landlord’s obligation under the Lease, and which are subsequently listed by Tenant in the Acceptance of Premises or Post-Delivery Landlord’s Work form, and subject to the completion of Post-Delivery Work and to latent defects not readily ascertainable on the basis of inspection, provided that such latent defects are discovered and reported to Landlord by Tenant within six (6) months of the Commencement Date. Notwithstanding anything herein to the contrary, Landlord hereby represents to Tenant that, as of the date of execution hereof, the Building is zoned so as to permit general office use.
6. RENT.
     6.1. Payment of Rent. Tenant shall pay Rent for the Premises. Monthly Installments of Rent shall be payable in advance on the first day of each calendar month of the Term. If the Term begins (or ends) on other than the first (or last) day of a calendar month, Rent for the partial month shall be prorated based on the number of days in that month. Rent shall be paid to Landlord at the Rent Payment Address set forth in Section 2.8., or to such other person at such place as Landlord may from time to time designate in writing, without any prior demand therefor and without deduction or offset, in lawful money of the United States of America. Tenant shall pay Landlord the first Monthly Installment of Base Rent upon the Rent Commencement Date.
     6.2. Intentionally omitted.
     6.3. Additional Rent for Increases in Tax Costs and Operating Expenses. If, in any calendar year during the Term of this Lease, Landlord’s Tax Costs and Operating Expenses (as hereinafter defined) for the Project (hereinafter sometimes together referred to as Direct Costs)

shall be higher than in the Base Year specified in Section 2.3., Additional Rent for such Direct Costs payable hereunder shall be increased by an amount equal to Tenant’s Proportionate Share of the difference between Landlord’s actual Direct Costs for such calendar year and the actual Direct Costs of the Base Year. However, if during any calendar year of the Term (including the Base Year, the occupancy of the Project is less than ninety-five percent (95%), then an appropriate adjustment of the variable components of Operating Expenses shall reasonably be made by Landlord to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied during that calendar year. This estimated amount shall be deemed the amount of Operating Expenses for that calendar year. For purposes hereof, “variable components” shall include only those Operating Expenses that are affected by variations in occupancy levels.
     6.3.1. Definitions. As used in this Section 6.3.1., the following terms shall have the following meanings:
     6.3.1.1. Tax Costs shall mean any and all real estate taxes, other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges (but in no event Landlord’s income or estate taxes) assessed, levied, imposed or becoming a lien upon part or all of the Project or the appurtenances thereto, or attributable thereto, or on the rents, issues, profits or income received or derived therefrom which may be imposed, levied, assessed or charged by the United States or the State, County or City in which the Project is located, or any other local government authority or agency or political subdivision thereof. Tax Costs for each tax year shall be apportioned to determine the Tax Costs for the subject calendar years. If, however, the Project is not fully assessed in the Base Year, the Landlord’s Tax Costs for the Base Year shall be computed as though the Project was fully assessed in the Base Year.
     Landlord, at Landlord’s sole discretion, may contest any taxes levied or assessed against the Building or Project during the Term. If Landlord contests any taxes levied or assessed during the Term, Tenant shall pay Landlord Tenant’s Proportionate Share of all costs incurred by Landlord in connection with the contest.
Notwithstanding the foregoing, Tax Costs shall not include any interest or penalties imposed thereon by the assessing authority except and only to the extent attributable to Tenant’s late payment of Tenant’s Proportionate Share of Tax Costs;
     (i) If general or special assessments may be paid in installments over a period of years, only the installments coming due (had Landlord elected to pay in installments) during the tax year in question during the term of this Lease will be included within the Tax Costs of such year.
     (ii) If Landlord shall receive a refund of Tax Costs relating to a period for which Tenant previously made payment pursuant to this Section, Landlord shall refund to Tenant within thirty (30) days Tenant’s Proportionate share of such refund, less Tenant’s Proportionate Share of the costs of obtaining same.
     6.3.1.2. Operating Expenses shall mean any and all expenses incurred by Landlord in connection with the management, maintenance, operation, and repair of the Project, the equipment, adjacent walks, Common Area, parking areas, the roof, landscaped areas, including, but not limited to, salaries, wages, benefits, pension payments, payroll taxes, worker’s compensation, and other costs related to employees engaged in the management, operation, maintenance and/or repair of the Project; any and all assessments or costs incurred with respect to Covenants, Conditions and/or Restrictions, Reciprocal Easement Agreements or similar documents affecting the Building or Project, if any; the cost of all charges to Landlord for electricity, natural gas, air conditioning, steam, water, and other utilities furnished to the Project including any taxes thereon; reasonable attorneys’ fees and/or consultant fees incurred by Landlord in contracting with a company or companies to provide electricity (or any other utility) to the Project, any fees for the installation, maintenance, repair or removal of related equipment, and any exit fees or stranded cost charges mandated by the State; the cost and expense for third-party consultants, accountants and attorneys; a management fee; energy studies and the amortized cost of any energy or other cost saving equipment used by Landlord to provide services pursuant to the terms of the Lease (including the amortized cost to upgrade the efficiency or capacity of Building telecommunication lines and systems if responsibility therefore is assumed by Landlord as discussed in Section 3.5 hereof); the cost of license fees related to the Project; the cost of all charges for property (all risk), liability, rent loss and all other insurance for the Project to the extent that such insurance is required to be carried by Landlord under any lease, mortgage or deed of trust covering the whole or a substantial part of the Project or the Building, or, if not required under any such lease, mortgage or deed of trust, then to the extent such insurance is carried by owners of properties comparable to the Project; the cost of all building and cleaning supplies and materials; the cost of all charges for security services, cleaning, maintenance and service contracts and other services with independent contractors, including but not limited to the maintenance, operation and repair of all electrical, plumbing and mechanical systems of the Project and maintenance, repair and replacement of any ICN (if Tenant is making any beneficial use of the ICN and it does not only service other tenants); and the cost of any janitorial, utility or other services to be provided by Landlord. Notwithstanding the foregoing, the following shall not be included within Operating Expenses: (i) coats of capital improvements and capital replacements (except any improvement that might be doomed “capital improvement” related to the enhancement or upgrade of the ICN (expressly subject to the provisions of the last sentence of the immediately preceding paragraph and clause (xi) hereinbelow) and related equipment, which shall be passed through based upon the useful life of the replaced component as reasonably determined by Landlord) and costs of curing design or construction defects, (ii) depreciation (iii) interest and principal payments on mortgages and other debt costs and ground lease payments, if any, and any penalties assessed as a result of Landlord’s late payments of such amounts; (iv) real estate broker leasing commissions or compensation; (v) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vi) attorneys’ fees, costs, disbursements, advertising and marketing and other expenses incurred in connection with the negotiation of leases with prospective tenants of the Building or in connection with disputes with other tenants of the Building; (vii) rent for space which is not actually used by Landlord in connection with the management and operation of the Building; (viii) all costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents, contractors or assigns of the terms and conditions of the Lease, or any valid, applicable building code, governmental rule, regulation or law; (ix) except for management compensation not in excess of the rates then generally customarily charged for building management for buildings/projects of like class and character (and in no circumstance to exceed the general range of market rates for like buildings in the market), or any overhead or profit increments to any subsidiary or affiliate of Landlord for services on or to the Building, to the extent that the costs of such services generally exceed competitive costs for such services; (x) the cost of constructing tenant improvements for Tenant or any other tenant of the Building or Project, work allowances and any other costs, expenses and fees relating to the leasing or improvement of unleased tenant space in the Project, or preparation of space in the Project for occupancy by a tenant; (xi) Operating Expenses specially charged to and paid by any other tenant of the Building or Project; and (xii) the cost of special services, goods or materials provided to any other tenant of the Building or Project (in particular but without limitation, costs of providing after-hours HVAC or above-standard electrical service to any tenant (including Tenant)); (xiii) executives’ salaries and other compensation above the grade of senior property manager / leasing director (xiv) to the extent any costs includable in Operating Expenses are incurred with respect to both the Project and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Project and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties; and (xv) any costs relating in any manner to asbestos, lead paint or other Hazardous Materials, subject to the provisions of Section 9.6. herein.
     6.4. Determination and Payment of Tax Costs and Operating Expenses.
     6.4.1. On or before the last day of each December during the Term of this Lease, Landlord shall furnish to Tenant a written statement showing in reasonable detail Landlord’s projected Direct Coats for the succeeding calendar year. If such statement of projected Direct Costs indicates the Direct Costs will be higher than in the Base Year, then the Rent due from Tenant hereunder for the next succeeding year shall be increased by an amount equal to Tenant’s Proportionate Share of the difference between the projected Direct Coats for the calendar year and the Base Year. If during the course of the calendar yeas Landlord determines that actual Direct Costs will vary from its estimate by more than five percent (5%), Landlord may deliver to Tenant a written statement showing Landlord a revised estimate of Direct Costs. On the later to occur of twenty (20) days after receipt of such statement or the next payment date for Monthly Installment of Rent following Tenants receipt of either such statement, Tenant shall pay to Landlord an additional amount equal to such monthly Rent increase adjustment (as set forth on Landlord’s statement). Thereafter, the monthly Rent adjustment payments becoming due shall be in the amount set forth in such projected Rent adjustment statement from Landlord. Neither Landlord’s failure to deliver nor late delivery of such statement shall constitute a default by Landlord or a waiver of Landlord’s right to any Rent adjustment provided for herein.
     6.4.2. On or before the first day of each April during the Term of this Lease, Landlord shall furnish to Tenant a written statement of reconciliation (the Reconciliation) showing in reasonable detail Landlord’s actual Direct Cost for the prior year (and for the first year after the Base Year, such statement shall also show in reasonable detail Landlord’s actual Direct Costs for the Base Year, together with a full statement of any adjustments necessary to reconcile any sums paid as estimated Rent adjustments during the prior year with those sums actually payable for such prior year. In addition, if any adjustment is to be made to actual Landlord’s Tax Costs or Operating Costs pursuant to Section 6.3 hereof, such statement shall state the amount of such adjustments and method of calculation thereof. Such statement shall also identify any net refunds of Tax Costs received by Landlord for the prior calendar year for which Tenant has made payment of Tenant’s Proportionate Share of Landlord’s Tax Costs. On written request, Landlord shall deliver to Tenant copies of tax bills and utility bills for the year in question and Tenant agrees to keep same confidential. In the event such Reconciliation shows that additional sums are due from Tenant, Tenant shall pay such sums to Landlord within twenty (20) days of receipt of such Reconciliation. In the event such Reconciliation shows that a credit is due tenant, such credit shall be credited against the sums next becoming due from Tenant, unless this Lease has expired or been terminated pursuant to the terms hereof (and all sums due Landlord have been paid), in which event such sums shall be refunded to Tenant. Neither Landlord’s failure to deliver nor late delivery of such Reconciliation to Tenant by April first shall constitute a default by Landlord or operate as a waiver of Landlord’s right to collect all Rent due hereunder.
     6.4.3. So long as Tenant is not in default under the terms of the Lease after notice from Landlord and the expiration of the applicable grace or cure period provided hereunder and provided Notice of Tenant’s request is given to Landlord within one hundred twenty (120) days after Tenant’s receipt of the Reconciliation, Tenant may inspect Landlord’s Reconciliation accounting records relating to Direct Costs at Landlord’s corporate office, during normal business hours, for the purpose of verifying the charges contained in such statement. In connection therewith, Landlord shall make available to Tenant all books, records and documents within Landlord’s possession or control setting forth Direct Costs, including, without limitation, all invoices and other documents substantiating same or pertaining thereto. The audit must be completed within sixty (60) days of Landlord’s receipt of Tenant’s Notice, unless such period is extended by Landlord (in Landlord’s reasonable discretion). Before conducting any audit however, Tenant must pay in full the amount of Direct Costs billed. Notwithstanding the foregoing, Tenant may only review those records that specifically relate to Direct Costs

(including any records relating to the Base Year, provided the audit of the Base Year costs be performed within 120 days after Tenant’s receipt of Landlord’s Reconciliation for calendar year 2004). Tenant may not review any other leases or Landlord’s tax returns or financial statements. In conducting an audit, Tenant must utilize an independent certified public accountant experienced in auditing records related to commercial property operations. The proposed accountant is subject to Landlord’s reasonable prior approval. The audit shall be conducted in accordance with generally accepted rules of auditing practices. Tenant may not conduct an audit more often than once each calendar year. Tenant may audit records relating to a calendar year only one time. No audit shall cover a period of time other than the calendar year from which Landlord’s Reconciliation was generated. Upon receipt thereof, Tenant shall deliver to Landlord a copy of the audit report and all accompanying data. Tenant and Tenant’s auditor shall keep confidential any agreements involving the rights provided in this section and the results of any audit conducted hereunder, except to the extent required in direct connection with any action or proceeding between the parties concerning Direct Costs. Tenant may not under any circumstances divulge any such information to third parties which are not involved in such action or proceeding. As a condition precedent to Tenant’s right to conduct an audit, Tenant’s auditor shall sign a confidentiality agreement in a form reasonably acceptable to Landlord and Tenant, provided that Tenant’s failure to sign such document shall not affect the foregoing requirements. However, Tenant shall be permitted to furnish information to its attorneys, accountants and auditors to the extent necessary to perform their respective services for Tenant. If Tenant’s audit discloses an overstatement of Direct Costs, Landlord shall promptly reimburse Tenant the amount of such overpayment, and if such overpayment shall exceed 5% of the actual costs, Landlord shall also pay to Tenant its reasonable costs and expenses of conducting its audit (excluding travel expenses). The provisions of this section shall survive the expiration or earlier termination of this Lease.
     6.5. Definition of Rent. All costs and expenses other than Base Rent, that Tenant assumes or agrees or is obligated to pay to Landlord under this Lease shall be deemed Additional Rent (which, together with the Base Rent, is sometimes referred to as Rent).
     6.6. Taxes on Tenant’s Use and Occupancy. In addition to the Rent and any other charges to be paid by Tenant hereunder, tenant shall pay Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes and transfer taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building Standard Tenant Improvements made by Landlord, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; or (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, provided that the Tenant shall not be responsible for any transfer taxes. If it becomes unlawful for Tenant to reimburse Landlord for any costs as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.
7. LATE CHARGES.
If Tenant fails to pay when due any Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, then Tenant shall pay Landlord a late charge equal to ten percent (10%) of each such installment if any such installment is not received by Landlord within five (5) business days from the date it is due. Tenant acknowledges that the late payment of any Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease including, without limitation, administrative costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered as a result of such late payment by Tenant. However, the late charge is not intended to cover Landlord’s attorneys’ fees and costs relating to delinquent Rent. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to such late payment by nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease. Late charges are deemed Additional Rent. The foregoing to the contrary notwithstanding, no late charges shall be payable by Tenant for the first time during any calendar year that Tenant would otherwise have been assessed a late fee under this Section.
In no event shall this provision for the imposition of a late charge be deemed to grant to Tenant a grace period or an extension of time within which to pay any Rent due hereunder or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay such Rent when due.
8. SECURITY DEPOSIT.
Upon execution of this Lease, Tenant agrees to deposit with Landlord a Security Deposit in the amount set forth in Section 2.16. as security for Tenant’s performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord.
If Tenant fails to timely pay any Rent or other amount due under this Lease, or fails to perform any of the terms hereof, Landlord may, at its option and without prejudice to any other remedy which Landlord may have, appropriate and apply or use all or any portion of the Security Deposit for Rent payments or any other amount then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach, and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor, restore the Security Deposit to the full amount originally deposited. Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for in Section 19 hereof.
If Tenant defaults under this Lease more than two (2) times during any calendar year, irrespective of whether such default is cured, then, without limiting Landlord’s other rights and remedies, Landlord may, in Landlord’s sole discretion, modify the amount of the required Security Deposit. Within ten (10) days after Notice of such modification. Tenant shall submit to Landlord the required additional sums. Tenant’s failure to do so shall constitute an act of default, and Landlord shall have the right to exercise any remedy provided for in Section 19, hereof.
If Tenant complies with all of the terms and conditions of this Lease, and Tenant is not in default on any of its obligations hereunder, then within the time period statutorily prescribed after Tenant vacates the Premises, Landlord shall return to Tenant (or, at Landlord’s option, to the last subtenant or assignee of Tenant’s interest hereunder) the Security Deposit less any expenditures made by Landlord to repair damages to the Premises caused by Tenant and to clean the Premises upon expiration or earlier termination of this Lease.
9. TENANTS USE OF THE PREMISES.
The provisions of this Section are for the benefit of the Landlord and are not nor shall they be construed to be for the benefit of any tenant of the Building or Project.
     9.1. Use. Tenant shall use the Premises solely for the purposes set forth in Section 2.20. No change in the Use of the Premises shall be permitted, except as provided in this Section 9.
     9.1.1. If, at any time during the Term hereof, Tenant desires to change the Use of the Premises, including any change in Use associated with a proposed assignment or sublet of the Premises, Tenant shall provide Notice to Landlord of its request for approval of such proposed change in Use. Tenant shall promptly supply Landlord with such information concerning the proposed change in Use as Landlord may reasonably request. Landlord shall have the right to approve such proposed change in Use, which approval shall not be unreasonably withheld. Landlord’s consent to any change in Use shall not be construed as a consent to any subsequent change in Use.
     9.2. Observance of Law. Tenant shall not use or occupy the Premises or permit anything to be done in or about the Premises in violation of any declarations, covenant, condition or restriction, or law, statute, ordinance or governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, upon Notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or of the Certificate of Occupancy. Tenant shall promptly comply, at its sole cost and expense, with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be imposed which shall by reason of Tenant’s Use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to Tenant’s Use or occupation. Further, Tenant shall, at Tenant’s sole cost and expense, bring the Premises into compliance with all such laws, including the Americans With Disabilities Act of 1990, as amended (ADA), whether or not the necessity for compliance is triggered by Tenant’s Use, and Tenant shall make, at its sole cost and expense, any changes to the Premises required to accommodate Tenant’s employees with disabilities (any work performed pursuant to this Section shall be subject to the terms of Section 12. hereof). The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any such law, statute, ordinance, or governmental regulation, rule or requirement in the use or occupancy of the Premises, Building or Project shall be conclusive of that fact as between Landlord and Tenant. Landlord shall, at its sole expense, comply with any law, statute, ordinance, or governmental regulation, rule or requirement applicable to the structure and common areas of the Building or Project other than those with which compliance is required by Tenant hereinabove. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for any capital costs incurred in order to bring the Premises in compliance with any laws unless such items are made necessary by the Tenant’s design, build-out, or particular manner of use of the Premises.
     9.3. Insurance. Tenant shall not do or permit to be done anything which will contravene, invalidate or increase the cost of any insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord’s insurance carrier(s) or any board of fire insurance underwriters or other similar body now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises, excluding structural or building system changes not related to or affected by Tenant’s improvements or acts. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for violation of this Section.
     9.4. Nuisance and Waste. Tenant shall not do or permit anything to be done in or about the Premises which will m any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them, or use or allow the Premises to be used for any improper, unlawful or objectionable purpose. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.
     9.5. Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds me load per square foot which such floor was designed to carry as determined by Landlord or Landlord’s structural engineer. Landlord represents that to the best of Landlord’s knowledge, the floor load of each floor of the Premises is 80 lbs per square foot, live load. Any reasonable out-of-pocket costs paid by Landlord to Landlord’s structural engineer in connection with such determination shall be paid by Tenant upon Landlord’s demand. Tenant shall not install business machines or mechanical equipment which will in any manner cause noise objectionable to or injure other tenants in the Project.
     9.6. Hazardous Material. Unless Tenant obtains the prior written consent of Landlord, Tenant shall not create, generate, use, bring, allow, emit, dispose, or permit on the Premises, Building or Project any toxic or hazardous gaseous, liquid, or solid material or waste, or any other hazardous material defined or listed in any applicable federal, state or local law, rule, regulation or ordinance. If Landlord grants its consent, Tenant shall comply with all applicable laws with respect to such hazardous material, including all laws affecting the use, storage and disposal thereof if the presence of any hazardous material brought to the Premises, Building or Project by Tenant or Tenant’s employees, agent or contractors results in contamination, Tenant shall promptly take all actions necessary, at Tenant’s sole cost and expense, to remediate the contamination and restore the Premises, Building or Project to the condition that existed before introduction of such hazardous material. Tenant shall first obtain Landlord’s approval of the proposed remedial action and shall keep Landlord informed during the process of remediation.
Tenant shall indemnify, defend and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from such bringing, allowing, using, permitting, generating, creating, emitting, or disposing of toxic or hazardous material whether or not consent to same has been granted by Landlord. Tenant’s duty to defend, hold-harmless and indemnify Landlord hereunder shall survive the expiration or termination of this Lease. The consent requirement contained herein shall not apply to ordinary office products that may contain de minimis quantities of hazardous material; however, Tenant’s indemnification obligations are not diminished with respect to the presence of such products. Tenant acknowledges that Tenant has an affirmative duty to immediately notify Landlord of any release or suspected release of hazardous material in the Premises or on or about the Project.
Landlord represents, that to the best of Landlord’s knowledge and without the requirement of further investigation by Landlord, that as of the date of execution hereof, the Premises do not contain any unlawful levels of Hazardous Materials, including, without limitation, friable asbestos and lead paint. If any Hazardous Materials are discovered in the building envelope (i.e., within the exterior walls, below the roof and above the floor slab at grade (i.e., the first floor of the Building) during the performance of Tenant’s Work (except for those resulting from the acts or omissions of Tenant, its agents, contractors and employees), Landlord shall, at Landlord’s sole cost and expense, promptly remove such Hazardous Materials and hold harmless, indemnify and defend Tenant from and against any damages, costs and expenses relating to such Hazardous Materials, in particular but without limitation, any increase in the costs of Tenant’s Work resulting from the presence of such Hazardous Materials. If as a result of the presence of such Hazardous Materials Tenant is delayed in its ability to complete Tenant’s Work and occupy the Premises, then the Commencement Date, Rent Commencement Date, and Expiration Date shall be extended by the number of days of such delay; in such event, Tenant shall continue to occupy the Building 3200 Premises during any delay period after April 15, 2003 caused thereby (if necessary) until the Rent Commencement Date; provided however, that Tenant’s Monthly Installments of Base Rent therefor for any period of such delay in the Rent Commencement Date shall be $58,537.08. Landlord and Tenant agree to share equally any costs of testing the existing materials within the building envelope prior to delivery of possession of the Premises to Tenant to determine if they contain Hazardous Materials.
Medical waste and any other waste, the removal of which is regulated, shall be contracted for and disposed of by Tenant, at Tenant’s expense, in accordance with all applicable laws and regulations. No material shall be placed in Project trash boxes, receptacles or Common Areas if the material is of such a nature that it cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the State without being in violation of any law or ordinance.

10. SERVICES AND UTILITIES.
Landlord agrees to furnish services and utilities to the Premises from 8:00 a.m. to 6:00 p.m. Monday through Friday and from 9:00 a.m. to 1:00 p.m. on Saturday, exclusive of the legal holidays listed on Exhibit E attached hereto (the foregoing, “Building Hours of Operation”). Notwithstanding the anything herein to the contrary, Landlord shall not be required to furnish any services to the Premises, except electricity and water, prior to the Rent Commencement Date. Services and utilities shall include .004 kilowatts per useable square foot, defined as 120 volt power for standard office machines and equipment in addition to personal computers, monitors and printers, as well as reasonable quantities of heating, ventilation and air conditioning (HVAC) as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises, provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Lease, Landlord will at all times during the term of this Lease (subject to variations and exceptions during those periods of time required for normal repair, maintenance, and replacement, if necessary) provide, maintain, repair and replace the base building equipment set forth in Exhibit “D” hereof in order to maintain the rating(s) and performance specifications set forth in Exhibit “D” attached hereto; lighting replacement for building standard lights; window washing and janitor services for the Premises and the Common Area in a manner that such services are customarily furnished to comparable office buildings in the area. Landlord shall supply water for drinking, cleaning and restroom purposes only to the common area restrooms on the floors occupied by Tenant. Tenant, at Tenant’s sole cost and expense, shall supply all paper and other products used within the Premises. During Building Hours of Operation, Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building and shall furnish elevator service and restroom supplies. Subject to normal maintenance, repair and replacement thereof, Landlord shall make at least one elevator available and operational at all other times so that Tenant will be permitted access to the Premises 24 hours per day, 365 days per year. If Tenant desires HVAC or other services at any other time other than during Building Hours of Operation, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant shall pay Landlord’s charges therefor on demand. The current after-hours HVAC charge is $50.00 per hour, subject to increase based upon Landlord’s costs to provide such an amenity. Landlord may provide telecommunications lines and systems as discussed in Section 35. hereof. Subject to normal maintenance, repair and replacement thereof, Tenant shall have the right to utilize the electrical equipment serving the Premises 24 hours per day, 365 days per year, subject to the other provisions of this Lease, in particular but without limitation, the payment provisions set forth below.
If permitted by law, Landlord shall have the right, in Landlord’s reasonable discretion, at any time and from time to time during the Term, to contract for the provision of electricity (or any other utility) with, and to switch from, any company providing such utility, provided that Landlord shall bear all costs and expenses relating to any such change, except where such changes are intended to reduce the operating costs and / or improve service of the Building, and in connection with such change, Landlord shall use all reasonable efforts to minimize disruption of Tenant’s business. Tenant shall cooperate with Landlord and any such utility provider at all times, and, as reasonably necessary, Tenant shall allow such parties access to the electric (or other utility) lines, feeders, risers, wiring and other machinery located within the Premises.

Landlord shall not be in delimit hereunder or be liable for any damages directly or indirectly resulting from, nor shall Rent be abated by reason of (a) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, or (b) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (c) any change, failure, interruption, disruption or defect in the quantity or character of the electricity (or other utility) supplied to the Premises or Project, or (d) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through, in connection with or incidental to the failure to furnish any such services. Notwithstanding anything herein to the contrary, in the event that electricity, HVAC or water service (each a “Necessary Service”) to the Premises shall be interrupted or materially diminished for more than five (5) consecutive business days for reasons which are within the control of the Landlord, and provided the necessary service can thereafter reasonably be restored by Landlord, then as of the sixth (6) consecutive business day of such interruption or diminution, the Base Rent and Additional Rent due hereunder shall abate until such time as such Necessary Service shall be restored. In connection with any disruption or diminution in a Necessary Service, Landlord shall use all reasonable efforts to (i) minimize such disruption or diminution and (ii) provide advance (72 hours when possible) written notice to Tenant if Landlord intends to voluntarily disrupt of diminish any Necessary Service.
Tenant shall not connect any apparatus to electric current except through electrical outlets in the Premises installed by Tenant as part of Tenant’s Work or subsequent alterations.
Tenant will be responsible for the actual costs incurred by Landlord (without markup) for Tenant’s utility usage for supplemental HVAC systems and dedicated computer rooms as defined in Landlord’s reasonable judgement. Tenant shall at its sole expense install a submeter to measure electrical current exclusively serving Tenant’s supplemental HVAC systems and dedicated computer rooms. Such usage shall be separately submetered and paid for by Tenant. Further, Tenant will be responsible for actual costs incurred by Landlord (without markup) for Tenant’s utility usage in the remainder of the Premises, per usable square foot basis, if any, that exceeds the Base Electricity amount, as reasonably determined by Landlord for normal office consumption. The Base Electricity amount, which Landlord has reasonably determined to be .004 kilowatts per useable square foot and is defined as 120 volt power for standard office machines and equipment in addition to personal computers, monitors, and printers. Landlord shall cause the remaining portions of the Premises on a floor by floor basis (except for any supplemental HVAC and dedicated computer rooms) to be separately sub-metered for electricity, and shall bill Tenant for its excess consumption for such areas based on multiplying the Base Electricity amount by Tenant’s useable area thereof utilizing Landlord’s reasonable discretion (but taking into consideration all of the Premises, including the computer lab). The result of that calculation will be multiplied by the number of Building Hours of Operation for each particular month to determine the Base Electricity Kilowatt-Hours for that month if in any month the actual aggregate kilowatt hours recorded on the submeters for the Premises other than the submeters for the supplemental HVAC and dedicated computer rooms exceed the Base Electricity Kilowatt Hours for the Premises for that month then the amount by which the actual kilowatt hours exceeds the Base Kilowatt Hours shall be multiplied by the Landlord’s average cost per kilowatt hour per Landlord’s electric bill for the Building for that month (and time of day calculations will not be used).
The amount of such payments and all payments by all tenants for above standard electric and supplemental HVAC and dedicated computer rooms are to be deducted from Operating Expenses.
Notwithstanding anything contained herein to the contrary, if Tenant is granted the right to purchase electricity from a provider other than the company or companies used by Landlord, Tenant shall indemnify, defend, and hold harmless Landlord from and against all losses, claims, demands, expenses and judgments caused by, or directly or indirectly arising from, the acts or omissions of Tenant’s electricity provider (including, but not limited to, expenses and/or fines incurred by Landlord in the event Tenant’s electricity provider fails to provide sufficient power to the Premises, as well as damages resulting from the improper or faulty installation or construction of facilities or equipment in or on the Premises by Tenant or Tenant’s electricity provider.
Landlord will provide Tenant with one 4” conduit vertical riser for its exclusive use pursuant to Exhibit “D”, paragraph (d) “telephone/data”.
11. REPAIRS AND MAINTENANCE.
     11.1. Landlord’s Obligations. Landlord shall maintain and repair in good and safe order and condition throughout the term of this Lease (including the making of replacements when necessary) all structural portions of the Premises (including exterior walls, load bearing columns and floor slab) and the electrical, base building heating ventilating and air conditioning, sprinkler, and plumbing systems serving the Premises (so as to meet the specifications and performance requirements set forth in Section 10. hereof and Exhibit D, except for the portions of any systems installed or altered by, or on behalf of, Tenant). Subject to applicable waivers of subrogation, and except as set forth elsewhere in this Lease, Landlord shall also make all repairs to the Premises resulting from the negligence or willful misconduct of Landlord’s agents. Landlord will, at its cost and expense, repair any leaks front the roof or exterior walls of the Building, unless such leaks are caused by the activities of Tenant, its agents, employees or contractors). Landlord shall also maintain in good order, condition and repair the Building and all other portions of the Premises not the obligation of Tenant or of any other tenant in the Building. [If applicable, Landlord shall also maintain in good order, condition and repair the ICN, the cost of which is a reimbursable expense to the extent permitted under Section 6.3.1.2., unless responsibility therefor is assigned to a particular tenant.
     11.2. Tenant’s Obligations.
     11.2.1. Tenant shall, at Tenant’s sole expense and except for services furnished by Landlord pursuant to Section 10. hereof, maintain the Premises in good order, condition and repair. For the purposes of this Section 11.2.1., the term Premises shall be deemed to include all items and equipment installed by or for the benefit of or at the expense of Tenant, including without limitation the interior surfaces of the ceilings, walls and floors; all doors; all interior windows; dedicated heating, ventilating and air conditioning equipment installed by, on behalf of, or at the expense of Tenant; all plumbing, pipes and fixtures installed by, on behalf of, or at the expense of Tenant; electrical switches and fixtures; [internal wiring as it connects to the ICN, if applicable]; and Building Standard Tenant Improvements, if any.
     11.2.2. Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof to the satisfaction of Landlord, the need for which arises out of (a) the installation, removal, use or operation of Tenant’s Property (as defined in Section 13.) in the Premises, (b) the moving of Tenant’s Property into or out of the Building, or (c) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees, subject to the provisions of Section 15.6 herein.
     11.2.3. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Notice to Tenant to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to commence such work within fifteen (15) days and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work.
     11.3. Compliance with Law. Landlord and Tenant shall each do all acts necessary to comply with all applicable laws, statutes, ordinances, and rules of any public authority relating to their respective maintenance obligations as set forth herein. The provisions of Section 9.2. are deemed restated here.
     11.4. Notice of Defect. If it is Landlord’s obligation to repair, Tenant shall give Landlord prompt Notice, regardless of the nature or cause, of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises.
     11.5. Landlord’s Liability. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or Premises. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s conduct of its business in the Premises.
12. CONSTRUCTION, ALTERATIONS AND ADDITIONS.
     12.1. Landlord’s Construction Obligations. Landlord shall perform Landlord’s Work to the Building and the Premises as described in Exhibit “D”. All such work shall be performed in a good and workmanlike manner in accordance with all applicable laws and codes.
     12.2. Tenant’s Construction Obligations. Tenant shall perform Tenant’s Work to the Premises as described in Exhibit “D” and shall comply with all of the provisions of this Section 12. Tenant shall obtain the prior written consent of Landlord, which shall not be unreasonably withheld, of Tenant’s Work. Landlord’s consent may be conditioned, without limitation, on Tenant removing Tenant’s development lab, PB IT room to include any supplemental HVAC equipment, piping, wiring, all drywall that extends above the ceiling grid and restore the ceiling grid and tiles to be consistent with the existing pattern, including, but not limited to, the development lab, training room, boardroom team rooms, and private offices (where the grid extends through the walls the ceiling and grid do not need to be restored) and remove any drywall ceilings and restore the ceiling grid and tiles to match the existing type and pattern and such other additions, alterations or improvements as are not generally indicated on the space plan which Landlord has submitted to Tenant prior to the date hereof, upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. In the event that at the time Landlord’s approves Tenant’s plans for Tenant’s Work does not advise Tenant of its answer as to which items, if any, must be removed from the Premises at the end of the Term which items are not generally indicated on the space plan approved by Landlord prior to the date hereof; then Tenant shall send Landlord a written request for Landlord’s determination. In the event that Landlord does not timely respond to Tenant within three business days thereafter, it shall be deemed that Tenant does not have to remove such alterations, additions or improvements.
     12.3. Tenant’s Alterations and Additions. Except as provided in Section 12.2. above, Tenant shall not make any other additions, alterations or improvements to the Premises without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord’s consent may be conditioned, without limitation, on Tenant removing any such additions, alterations or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. Tenant may, in writing, request Landlord to make said determination and advise Tenant of same at the time of the review and approval of the plans and specifications submitted to Landlord by Tenant. In the event that Landlord does not advise Tenant of its answer within five (5) business days, then Tenant shall send Landlord a second written request for Landlord’s determination. In the event that Landlord does not timely respond to Tenant within five (5) business days thereafter, it shall be deemed that Tenant does not have to remove such alterations, additions or improvements. All of Tenant’s Work described in Exhibit “D”, as well as any additions, alterations or improvements, shall comply with all applicable laws, ordinances, codes and rules of any public authority (including, but not limited to the ADA) and shall be done in a good and professional manner by properly qualified and licensed personnel approved by Landlord. All work shall be diligently prosecuted to completion. Upon completion, Tenant shall furnish Landlord “as-built” plans. Prior to commencing any such work Tenant shall furnish Landlord with plans and specifications; names and addresses of contractors; copies of its contract with its general contractor copies of all necessary permits; evidence of insurance coverage for Builders’ Risk at least as broad as Insurance Services Office (ISO) special causes of loss form CP 10 30, Commercial General Liability at least as broad as ISO CG 00 01, workers’ compensation, employer’s liability and auto liability, all in amounts reasonably satisfactory to Landlord; and indemnification in a form reasonably satisfactory to Landlord. The work shall be performed in a manner that will not interfere with the quiet enjoyment of the other tenants in the Building in which the Premises is located.
     Nothing contained in this Section 12.3. shall relieve Tenant of its obligation under Section 12.4. to keep the Premises, Building and Project free of all liens.

     12.4. Payment. Tenant shall pay the costs of any work done on the Premises pursuant to Sections 12.2. and 12.3., and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant hereby indemnifies, and agrees to defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.
     Tenant shall give Notice to Landlord at least five (5) business days prior to the expected date of commencement of any work relating to alterations, additions or improvements to the Premises. Landlord retains the right to enter the Premises and post such notices as Landlord deems proper at any reasonable time.
     12.5. Property of Landlord. Except as otherwise set forth herein, all additions, alterations and improvements made to the Premises shall become the property of Landlord and shall be surrendered with the Premises upon the expiration of the Term unless their removal is required by Landlord as provided in Section 12.3., provided, however, Tenant’s equipment, machinery and trade fixtures shall remain the Property of Tenant and shall be removed, subject to the provisions of Section 12.2..
13. LEASEHOLD IMPROVEMENTS; TENANT’S PROPERTY.
     13.1. Leasehold Improvements. Subject to the provisions of Section 12.2 and Section 12.3. hereof, all fixtures, equipment (including air-conditioning or heating systems), improvements and appurtenances attached to or built into the Premises at the commencement or during the Term of the Lease (Leasehold Improvements), whether or not by or at the expense of tenant, shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 13.2., unless Landlord, by Notice to Tenant not later than thirty (30) days prior to the expiration of the Term, elects to have Tenant remove any Leasehold Improvements installed by Tenant. In such case, Tenant, at Tenant’s sole cost and expense and prior to the expiration of the Term, shall remove the Leasehold Improvements and repair any damage caused by such removal.
     13.2. Tenant’s Property. All signs, notices, displays, movable partitions, business and trade fixtures, machinery and equipment (excluding air-conditioning or heating systems, whether installed by Tenant or not), personal telecommunications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, Tenant’s Property) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term provided that if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal, including without limitation repairing the flooring and patching and painting the walls where required by Landlord to Landlord’s reasonable satisfaction, all at Tenant’s sole cost and expense.

14. INDEMNIFICATION.
     14.1. Tenant Indemnification. Tenant shall indemnify and hold Landlord harmless from and against any and all liability and claims of any kind for loss or damage to any person or property arising out of: (a) Tenant’s use and occupancy of the Premises, or the Building or Project, or any work activity or thing done, allowed or suffered by Tenant in, on or about the Premises, the Building or the Project; (b) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or (c) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, subtenants, licensees, customers, guests, invitees or contractors (including agents or contractors who perform work outside of the Premises for Tenant). At Landlord’s request, Tenant shall, at Tenant’s expense, and by counsel satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim. Tenant shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses or liabilities incurred in such action or proceeding. As a material part of the consideration for Landlord’s execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in, on or about the Premises from any cause and Tenant hereby waives all claims in respect thereof against Landlord, except in connection with damage or injury resulting from the gross negligence or willful misconduct of Landlord, its authorized agents, employees and contractors.
     14.2. Landlord Not Liable. Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, lighting fixtures or mechanical or electrical systems, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources, unless the condition was the result of the gross negligence or willful misconduct of Landlord, its authorized agents, employees and contractors. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project or for the acts of persons in, on or about the Premises, Building or the Project who are not the authorized agents of Landlord or for losses due to theft, vandalism or like causes.
Tenant acknowledges that Landlord’s election to provide mechanical surveillance or to post security personnel in the Building or on the Project is solely within Landlord’s discretion. Landlord shall have no liability in connection with the decision whether or not to provide such services, and, to the extent permitted by law, Tenant hereby waives all claims based thereon.
     14.3. Landlord Indemnification.
Subject to applicable waivers of subrogation, and except as set forth elsewhere in this Lease, Landlord shall indemnify and hold Tenant harmless from and against any and all liability and claims of any kind for loss or damage to any person or property arising out of any negligence or willful misconduct of Landlord, its authorized agents, employees or contractors. At Tenant’s request, Landlord shall, at Landlord’s expense, and by counsel satisfactory to Tenant, defend Tenant in any action or proceeding arising from any such claim. Landlord shall indemnify

Tenant against all reasonable costs, attorneys’ fees, expert witness fees and any other reasonable expenses or liabilities incurred in such action or proceeding.
15. TENANT’S INSURANCE.
     15.1. Insurance Requirement. Tenant shall procure and maintain insurance coverage in accordance with the terms hereof, either as specific policies or within blanket policies. Coverage shall begin on the date Tenant is given access to the Premises for any purpose and shall continue until expiration of the Term, except as otherwise set forth in the Lease. The cost of such insurance shall be borne by Tenant.
Insurance shall be with insurers licensed to do business in the State, and acceptable to Landlord. The insurers must have a current A.M. Best’s rating of not less than A:VII, or equivalent (as reasonably determined by Landlord) if the Best’s rating system is discontinued.
Tenant shall furnish Landlord with original certificates evidencing coverage required by this Section 15. before the date Tenant is first given access to the Premises. All certificates are to be received and approved by Landlord before any work commences. Landlord reserves the right to inspect and/or copy any insurance policy required to be maintained by Tenant hereunder, including endorsements effecting the coverage required herein at any time. Tenant shall make available for inspection such policy within thirty (30) days of demand therefor by Landlord. Tenant shall furnish Landlord with renewal certificates and amendments or a “binder” of any such policy at least twenty (20) days prior to the expiration thereof. Each insurance policy required herein shall be endorsed to state that coverage shall not be canceled, except after thirty (30) days prior written notice to Landlord and Landlord’s lender (if such lender’s address is provided).
The Commercial General Liability policy, as hereinafter required, shall contain, or be endorsed to contain, the following provisions: (a) Landlord and any parties designated by Landlord shall be covered as additional insureds as their respective interests may appear; and (b) Tenant’s insurance coverage shall be primary insurance as to any insurance carried by the parties designated as additional insureds. Any insurance or self-insurance maintained by Landlord shall be excess of Tenant’s insurance and shall not contribute with it.
     15.2. Minimum Scope of Coverage. Coverage shall be at least as broad as set forth herein. However, if, because of Tenant’s Use or occupancy of the Premises, Landlord determines, in Landlord’s reasonable judgment, that additional insurance coverage or different types of insurance are necessary, then Tenant shall obtain such insurance at Tenant’s expense in accordance with the terms of this Section 15.
     15.2.1. Commercial General Liability (ISO occurrence form CG 00 01) which shall cover liability arising from Tenant’s Use and occupancy of the Premises, its operations therefrom, Tenant’s independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract.
     15.2.2. Workers’ Compensation insurance as required by law, and Employers Liability insurance.

     15.2.3. Commercial Property Insurance (ISO special causes of loss form CP 10 30) against all risk of direct physical loss or damage (including flood, if applicable), earthquake excepted, for: (a) all leasehold improvements (including any alterations, additions or improvements made by Tenant pursuant to the provisions of Section 12. hereof) in, on or about the Premises; and (b) trade fixtures, merchandise and Tenant’s Property from time to time in, on or about the Premises. The proceeds of such property insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds under (a) shall be paid to Landlord, and the proceeds under (b) above shall be paid to Tenant.
     15.2.4. Business Auto Liability.
Landlord shall, during the Term hereof, maintain in effect similar insurance on the Building and Common Area.
     15.2.5. Business Interruption and Extra Expense Insurance.
     15.3. Minimum Limits of Insurance. Tenant shall maintain limits not less than:
     15.3.1. Commercial General Liability: $1,000,000 per occurrence. If the insurance contains a general aggregate limit, either the general aggregate limit shall apply separately to this location or the general aggregate limit shall be at least twice the required occurrence limit.
     15.3.2. Employer’s Liability: $1,000,000 per accident for bodily injury or disease.
     15.3.3. Commercial Property Insurance: 100% replacement cost with no coinsurance penalty provision.
     15.3.4. Business Auto Liability: $1,000,000 per accident.
     15.3.5. Business Interruption and Extra Expense Insurance: In a reasonable amount and comparable to amounts carried by comparable tenants in comparable projects.
     15.4. Deductible and Self-Insured Retention. Any deductible or self-insured retention in excess of $5,000 per occurrence must be declared to and approved by Landlord. At the option of Landlord, either the insurer shall reduce or eliminate such deductible or self-insured retention or Tenant shall provide separate insurance conforming to this requirement.
     15.5. Increases in Insurance Policy Limits. If the coverage limits set forth in this Section 15. are deemed inadequate by Landlord or Landlord’s lender, then Tenant shall increase the coverage limits to the amounts reasonably recommended by either Landlord or Landlord’s lender. Landlord agrees that any such required increases in coverage limits shall not occur more frequently than once every three (3) years.

     15.6. Waiver of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives, contractors and invitees of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is required to be insured against under any insurance policy required under the provisions of this Lease.
     15.7. Landlord’s Right to Obtain Insurance for Tenant. If Tenant fails to obtain the insurance coverage or tails to provide certificates and endorsements as required by this Lease, Landlord may, at its option, upon ten (10) days prior Notice to Tenant thereof, obtain such insurance for Tenant. Tenant shall pay, as Additional Rent, the reasonable cost thereof together with a twenty-five percent (25%) service charge.
16. DAMAGE OR DESTRUCTION.
     16.1. Damage. If, during the Term of this Lease, the Premises or the portion of the Building necessary for tenant’s occupancy is damaged by fire or other casualty covered by fire and extended coverage insurance carried by Landlord, Landlord shall promptly repair the damage provided (a) such repairs can, in Landlord’s opinion, be completed, under applicable laws and regulations, within one hundred eighty (180) days of the date a permit for such construction is issued by the governing authority, (b) insurance proceeds are available to pay eighty percent (80%) or more of the cost of restoration, and (c) Tenant performs its obligations pursuant to Section 16.4. hereof. In such event, this Lease shall continue in full force and effect, except that if such damage is not the result of the willful misconduct of Tenant, its agents or employees, Tenant shall be entitled to a proportionate reduction of Rent to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 16.4. If the damage is due to the gross negligence of Tenant, its agents or employees and loss of rental income is not covered by Landlord’s insurance, there shall be no abatement of Rent. If the damage is due to the willful misconduct of Tenant, its agents or employees and loss of rental income insurance is denied as a result, there shall be no abatement of Rent.
     Notwithstanding anything contained in the Lease to the contrary, in the event of partial or total damage or destruction of the Premises, if Landlord’s restoration required hereunder cannot be substantially completed and the Premises cannot be made available to Tenant for Tenant to start its work to re-build the improvements within the last fifteen (15) months of the Term, either party shall have the option to terminate this Lease upon thirty (30) days prior Notice to the other party provided such Notice is served within thirty (30) days after the damage or destruction. For purposes of this Section 16.1., “partial damage or destruction” shall mean the damage or destruction of at least thirty-three and one-third percent (33 and 1/3%) of the Premises, as determined by Landlord in Landlord’s reasonable discretion.
Notwithstanding anything to the contrary contained in this Lease:
     (i) Notwithstanding anything in Section 16. of the Lease to the contrary, in the event that, in Landlord’s reasonable opinion, such repairs to the Premises or portion of the Building necessary for Tenant’s occupancy cannot be completed under applicable laws and regulations within three hundred sixty (360) days of the date of the casualty, Tenant may elect, upon Notice to Landlord given within thirty (30) days of the date of Landlord’s determination, to terminate the Lease at the end of such thirty (30) day period.
     (ii) Landlord shall not terminate this lease pursuant to this Article unless Landlord terminates the leases of all tenants in the Building similarly affected with respect to such fire or casualty simultaneously with its terminating this Lease.
     16.2. Repair of Premises in Excess of One Hundred Eighty Days. If in Landlord’s opinion, such repairs to the Premises or portion of the building necessary for Tenant’s occupancy cannot be completed under applicable laws and regulations within one hundred eighty (180) days of the date a permit for such construction is issued by the governing authority, Landlord may elect, upon Notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but Rent shall be partially abated as provided in this Section 16. If Landlord does not so elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.
     16.3. Repair Outside Premises. If any other portion of the Building or Project is totally destroyed or damaged to the extent that in Landlord’s opinion repair thereof cannot be completed under applicable laws and regulations within one hundred eighty (180) days of the date a permit for such construction is issued by the governing authority, Landlord may elect upon Notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but Rent shall be partially abated as provided in this Section 16. If Landlord does not elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.
     16.4. Tenant Repair. If the Premises are to be repaired under this Section 16., Landlord shall repair at its cost any injury or damage to the Building and Building Standard Tenant Improvements, if any. Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to perform work other than Landlord’s Work performed previously pursuant to Section 12.1. hereof. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property (as well as reconstructing and reconnecting Tenant’s internal telecommunications wiring and related equipment). Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.
     16.5. Intentionally Omitted.
     16.6. Express Agreement. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, Building or Project by fire or other casualty, and any present or future law which purports to govern the rights of Landlord and Tenant in such circumstances in the absence of an express agreement shall have no application.

17. EMINENT DOMAIN.
     17.1. Whole Taking. If the whole of the Building or Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date.
     17.2. Partial Taking. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (a) Tenant shall have the right to terminate this Lease by Notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (b) Landlord shall have the right to terminate this Lease by Notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) calendar day after either such Notice. Rent shall be prorated to the date of termination. If this Lease continues in force upon such partial taking, Base Rent and Tenant’s Proportionate Share shall be equitably adjusted.
     17.3. Proceeds. In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any award, judgment or settlement from the condemning authority; however, Tenant shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property and damage to Leasehold Improvements installed at the sole expense of Tenant.
     17.4. Landlord’s Restoration. In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking; provided however, Landlord shall not be obligated to perform work other than Landlord’s Work performed previously pursuant to Section 12.1. hereof. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of Tenant’s Property and any other Leasehold Improvements.
18. ASSIGNMENT AND SUBLETTING.
No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Section 18.
     18.1. No Assignment or Subletting.
Except as otherwise permitted under Section 18.4.1 hereof, Tenant shall not, without the prior written consent of Landlord, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any party other than Tenant. Any of the foregoing acts without such consent shall be voidable and shall, at the option of Landlord, constitute a default hereunder. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the prior written consent of Landlord.

     18.1.1. For purposes of this Section 18., the following shall be deemed an assignment:
     18.1.1.1. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law, and whether occurring at one time or over a period of time) of any partner(s) owning twenty-five (25%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership;
     18.1.1.2. If Tenant is a corporation, any dissolution, merger, consolidation, or other reorganization of Tenant, any sale or transfer (or cumulative sales or transfers) of the capital stock of Tenant in excess of twenty-five percent (25%), or any sale (or cumulative sales) or transfer of fifty-one (51%) or more of the value of the assets of Tenant provided, however, the foregoing shall not apply to corporations the capital stock of which is publicly traded.
     18.2. Landlord’s Consent. If, at any time or from time to time during the Term hereof; Tenant desires to assign this Lease or sublet all or any part of the Premises, and if Tenant is not then in default under the terms of the Lease after notice thereof from Landlord and the expiration of the applicable grace or cure period provided hereunder, Tenant shall submit to Landlord a written request for approval setting forth the identity of the proposed assignee or subtenant, and a letter of intent or term sheet detailing the material terms and conditions of the proposed assignment or sublease. Tenant’s request for consent shall be submitted to Landlord at least thirty (30) days prior to the intended date of such transfer. Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Landlord shall have the right to approve such proposed assignee or subtenant, subject to Landlord’s subsequent receipt of an assignment or sublease agreement which is reasonably acceptable to Landlord in all respects, which approval shall not be unreasonably withheld. In no event however, shall Landlord be required to consent to any assignment or sublease (a) to an existing tenant in the Project or (b) that may violate any restrictions contained in any mortgage, lease or agreement affecting the Project. Landlord’s consent to any assignment shall not be construed as a consent to any subsequent assignment, subletting, transfer of partnership interest or stock, occupancy or use.
     18.2.1. Landlord’s approval shall be conditioned, among other things, on Landlord’s receiving adequate assurances of future performance under this Lease and any sublease or assignment. In determining the adequacy of such assurances, Landlord may base its decision on such factors as it deems appropriate, including but not limited to:
     18.2.1.1. that the source of rent and other consideration due under this Lease, and, in the case of assignment, that the financial condition and operating performance and business experience of the proposed assignee and its guarantors, if any, shall be equal to or greater than the financial condition and operating performance and experience of Tenant and its guarantors, if any, as of the time Tenant became the lessee under this Lease;

     18.2.1.2. that any assumption or assignment of this Lease will not result in increased cost or expense, wear and tear, greater traffic or demand for services and utilities provided by Landlord pursuant to Section 10. hereof and will not disturb or be detrimental to other tenants of Landlord; and
     18.2.1.3. whether the proposed assignee’s use of the Premises will include the use of Hazardous Material, or will in any way increase any risk to Landlord relating to Hazardous Material.
     18.2.2. The assignment or sublease shall be on the same terms and conditions set forth in the written request for approval given to Landlord, or, if different, upon terms and conditions consented to by Landlord;
     18.2.3. No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises or any part thereof until an executed counterpart of such assignment or sublease has been delivered to Landlord in form reasonably acceptable to Landlord;
     18.2.4. No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained;
     18.2.5. Any sums or other economic considerations received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate (a) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (b) any real estate brokerage commissions or fees, attorneys fees and/or architectural fees payable to third parties in connection with such assignment or subletting (and any tenant improvement allowance provided therefor), shall be shared equally by Tenant and Landlord as Additional Rent under this Lease without effecting or reducing any other obligations of Tenant hereunder. Notwithstanding the foregoing, in the event that Tenant assigns or sublets less than a full floor of the Premises, clause (b) hereinabove will include only real estate brokerage commissions or fees.
If Landlord consents to the proposed transfer, Tenant shall deliver to Landlord three (3) fully executed original documents (in the form previously approved by Landlord) and Landlord shall attach its consent thereto. Landlord shall retain one (1) fully executed original document. No transfer of Tenant’s interest in this Lease shall be deemed effective until the terms and conditions of this Section 18. have been fulfilled.
     18.2.6. If Landlord shall fail to respond to Tenant’s request for consent to an assignment or subletting within twenty-five (25) days of presentment of a complete package by Tenant (including, but not limited to, the information required under the first sentence of Section 18.1 hereunder), and within ten (10) business days of a second written presentment, Landlord has still failed to respond to Tenant, then such consent shall conclusively be deemed given.
     18.3. Tenant Remains Responsible. No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments or sublets of the Lease or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, provided, however, that Tenant shall not, after an assignment, be liable for any amendment or modification of this Lease to the extent such amendment or modification increases the lease term or Tenant’s monetary liability under this Lease.
     18.4. Conversion to a Limited Liability Entity. Notwithstanding anything contained herein to the contrary, if tenant is a limited or genera! partnership (or is comprised of two (2) or more persons, individually or as co-partners, or entities), the change or conversion of Tenant to (a) a limited liability company, (b) a limited liability partnership, or (c) any other entity which possesses the characteristics of limited liability (any such limited liability entity is collectively referred to herein as a “Successor Entity”) shall be prohibited unless the prior written consent of Landlord is obtained, which consent may be withheld in Landlord’s sole discretion.
     18.4.1. Notwithstanding anything to the contrary set forth in Lease, Tenant may assign this Lease or sublet the Premises for the use permitted under this Lease, without Landlord’s consent: (i) to an Affiliate (as hereinafter defined) of Tenant or (ii) to any corporation or other entity with or into which Tenant shall be merged or consolidated, provided that such entity has a net worth at least $60,000,000.00, or (iii) to any corporation or other entity purchasing substantially all of the assets or corporate stock of Tenant, including any entity which is the subject of a public offering. The term “Affiliate” as used in this Section 18.42.1 shall mean a corporation 51% or more of whose capital stock is owned by the same stockholders owning 51% or more of Tenant’s capital stock. Any subsequent transfer by an Affiliate or other entity to whom a transfer is permitted under this Section 18.4.1 shall again be subject to all of the terms and conditions of this Lease. Tenant may also sublet portions of the Premises (not to exceed 300 square feet of space) from time to time without Landlord’s consent to companies or individuals retained by Tenant on an “independent contractor” basis or providing services to Tenant or collateral to Tenant’s business or to whom Tenant is providing services. Any provisions of this Lease pertaining to a right of termination of Landlord or receipt of “excess consideration” in the event of any assignment or subletting shall not be applicable in the case of any of the permitted transfers referred to in this section.
     In the event of any assignment or sublease set forth hereinabove, Tenant will provide Landlord with prior Notice of such transaction, and shall supply Landlord with a copy of the applicable assignment, sublease, merger or consolidation documentation within twenty (20) days thereafter.
     18.5. Payment of Fees. If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment, subletting or, conversion to a limited liability entity,

then Tenant shall, upon demand, pay Landlord, whether or not consent is ultimately given, an administrative fee of Three Hundred and 00/100 Dollars ($300.00) plus other reasonable out-of-pocket expenses incurred by Landlord in connection with each such act or request.
19. DEFAULT.
     19.1. Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant.
     19.1.1. Intentionally omitted.
     19.1.2. If Tenant fails to pay any Rent or Additional Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for six (6) business days after receipt of Notice thereof from Landlord to Tenant.
     19.1.3. If Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease and such failure continues for thirty (30) days after Notice thereof from Landlord to Tenant, or, if such default cannot reasonably be cured within thirty (30) days, if Tenant fails to commence to cure within that thirty (30) day period and diligently prosecute to completion.
     19.1.4. Tenant’s failure to occupy the Premises for the purpose of performing Tenant’s Work within thirty (30) days after delivery of possession of the Premises (as defined in Section 4. hereof), and/or Tenant’s failure to open for business in the Premises within thirty (30) days after the Rent Commencement Date.
     19.1.5. Tenant’s failure to provide any document, instrument or assurance as required by Sections 12., 15., 18., 22.2 and/or 35. if the failure continues for fifteen (15) days after receipt of Notice from Landlord to Tenant.
     19.1.6. To the extent provided by law:
     19.1.6.1. if a writ of attachment or execution is levied on this Lease or on substantially all of Tenant’s Property; or
     19.1.6.2. If Tenant or Tenant’s Guarantor makes a general assignment for the benefit of creditors; or
     19.1.6.3. If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or

     19.1.6.4. If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so); or
     19.1.6.5. If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in Sections 19.1.6.1. through above.
     19.2. Landlord Remedies. In the event of Tenant’s default hereunder, then, in addition to any other rights or remedies Landlord may have under any law or at equity, Landlord shall have the right to collect interest on all past due sums (at the maximum rate permitted by law to be charged by an individual), and, at Landlord’s option and without further notice or demand of any kind, to do the following:
     19.2.1. Terminate this Lease and Tenant’s right to possession of the Premises and pursuant to judicial proceedings, reenter the Premises and take possession thereof and Tenant shall have no further claim to the Premises or under this Lease; or
     19.2.2. Continue this Lease in effect, pursuant to judicial proceedings reenter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or
     19.2.3. Reenter the Premises under the provisions of Section 19.2.2., and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.
If Landlord reenters the Premises under the provisions of Sections 19.2.2. or 19.2.3. above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s obligations under the Lease. In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any coats of such reletting (provided that the costs of such reletting are apportioned to the remaining Term of this Lease on a pro rata basis based upon the remaining term of this Lease as the numerator and the term of the new lease as the denominator); third, to the payment of the cost of any alterations or repairs to the Premises (provided the tenant improvements are apportioned on a pro rata basis, based upon the remaining Term of this Lease as the numerator and the Term of this Lease plus the term of the new lease as the denominator); fourth to the payment of Rent due and unpaid hereunder and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of Rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to

Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises which are not covered by the rent received from the reletting (provided the tenant improvements and leasing commissions are apportioned as set forth herein.
     19.3. Damages Recoverable. Should Landlord elect to terminate this Lease under the provisions of Section 19.2., Landlord may recover as damages from Tenant the following:
     19.3.1. Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination including the value of any Rent that was abated during the Term of the Lease (except Rent that was abated as a result of damage or destruction or condemnation); plus
     19.3.2. Rent Prior to Award. The worth at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided; plus
     19.3.3. Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the fair rental value of the Premises; plus
     19.3.4. Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations (provided that such repairs and alterations are apportioned on a pro rata basis based upon the remaining Term of this Lease as the numerator and the Term of new lease as the denominator) and (d) reletting the Premises, including brokers’ commissions (provided that such commission are apportioned on a pro rata basis based upon the term of the new lease as the numerator and the remaining Term of this Lease plus the term of the new lease as the denominator).
“The worth at the time of the award” as used in Sections 19.3.1. and 193.2. above, is to be computed by allowing interest at the maximum rate permitted by law to be charged by an individual. “The worth at the time of the award” as used in Section 19.3.3. above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).
     19.4. Landlord’s Right to Cure Tenant’s Default. If Tenant defaults in the performance of any of its obligations under this Lease and Tenant has not timely cured the default after Notice, Landlord may (but shall not be obligated to), without waiving such default; perform the same for the account and at the expense of Tenant. Tenant shall pay Landlord all reasonable costs of such performance immediately upon written demand therefor, and if paid at a later date these costs shall bear interest at the maximum rate permitted by law to be charged by an individual.
     19.5. Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease within thirty (30) days after receipt of Notice from Tenant specifying such default, or, if such default cannot reasonably be cured within thirty (30) days if Landlord fails to commence to cure within that thirty (30) day period and diligently prosecute to completion, then Landlord shall be in default under this Lease and shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, proceeds and other income actually received on account of Landlord’s right; title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any), wherever situated, shall be subject to levy to satisfy such judgment.
     19.6. Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.
     19.7. Tenant’s Right to Cure Landlord’s Default. If, after Notice to Landlord of default, Landlord (or any first mortgagee or first deed of trust beneficiary of Landlord) fails to cure the default as provided herein, then Tenant shall have the right to cure that default at Landlord’s expense. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except as otherwise specifically provided herein. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.
20. WAIVER.
No delay or omission in the exercise of any right or remedy of either party hereto upon any default by the other party shall impair such right or remedy or be construed as a waiver of such default. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any other default: it shall constitute only a waiver of timely payment for the particular Rent payment involved (excluding the collection of a late charge or interest).
No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only written acknowledgement from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of this Lease.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.
21. SUBORDINATION AND ATTORNMENT.
This Lease shall be subject and subordinate to all mortgages and/or deeds of trust which now exist or may hereafter be executed affecting the Building or the land upon which the Building is situated; provided, however, that this Lease shall not be subordinate to any mortgage or deed of trust unless the lender agrees to execute a commercially reasonable subordination and nondisturbance agreement (“SNDA”) on behalf of Tenant. Tenant hereby acknowledges that the standard form of SNDA utilized by John Hancock and attached hereto as Exhibit “I” is de facto commercially reasonable, and Tenant agrees to execute such form with respect to the present mortgage/deed of trust on the Building. Landlord agrees to deliver, within thirty (30) days of the date of this Lease, the SNDA in form attached as Exhibit I executed by John Hancock, in recordable form, at no cost or expense to Tenant. Tenant shall pay any costs in connection with the recording of the SNDA. Further, with respect to any future mortgage or deed of trust on the Building or the land, Tenant agrees to execute any lender’s standard form which is substantially similar to the John Hancock form attached hereto as Exhibit “I” attached hereto. In the event that Tenant elects to negotiate any lender’s standard form of SNDA, Tenant will pay any and all charges incurred by Landlord as a result of such negotiation which are above and beyond such Lender’s base fee for providing a SNDA.
In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of the lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease, provided such party acquires and accepts the Premises subject to this lease.
22. TENANT ESTOPPEL CERTIFICATES.
     22.1. Landlord Request for Estoppel Certificate. Within fifteen (15) days after written request from Landlord, tenant shall execute and deliver to Landlord or Landlord’s designee, in the form requested by Landlord, a written statement certifying, among other things, (a) that this Lease is unmodified and in full force and effect, or that it is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be conclusively relied upon by a prospective purchaser, assignee or encumbrancer of the Premises.
     22.2. Failure to Execute. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease, subject to the provisions of Section 19.1.5., and shall also be conclusive upon Tenant that (a) this Lease is in full force and effect and has not been modified except as represented by Landlord, (b) there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counter-claim or deduction against Rent and (c) not more than one month’s Rent has been paid in advance.
23. NOTICE.
Notice shall be in writing and shall be deemed duly served or given if personally delivered, sent by certified or registered U.S. Mail, postage prepaid with a return receipt requested, or sent by overnight courier service, fee prepaid with a return receipt requested, as follows: (a) if to Landlord, to Landlord’s Address for Notice with a copy to the Building manager, and (b) if to Tenant, to Tenant’s Mailing Address. Landlord and Tenant may from time to time by Notice to the other designate another place for receipt of future Notice. Notwithstanding anything contained herein to the contrary, when an applicable State statute requires service of Notice in a particular manner, service of that Notice in accordance with those particular requirements shall replace rather than supplement any Notice requirement set forth in the Lease.
24. TRANSFER OF LANDLORD’S INTEREST.
In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or Lease occurring after the consummation of such sale or transfer, provided the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee provided all of Landlord’s obligations hereunder are assumed by such transferee. If any security deposit or prepaid Rent has been paid by Tenant, Landlord shall transfer the security deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.
25. SURRENDER OF PREMISES.
     25.1. Clean and Same Condition. Upon the Expiration Date or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord clean and in the same condition as when received, except for (a) reasonable wear and tear, (b) loss by fire or other casualty, and (c) loss by condemnation. Tenant shall remove Tenant’s Property no later than the Expiration Date. If Tenant is required by Landlord to remove any additions, alterations, or improvements under Section 12.3. and/or 13.1., Tenant shall complete such removal no later than the Expiration Date. Any damage to the Premises, including any structural damage, resulting from removal of any addition, alteration, or improvement made pursuant to Section 12.3. and/or from Tenant’s use or from the removal of Tenant’s Property pursuant to Section 13.2. shall be repaired (in accordance with Landlord’s reasonable direction) no later than the Expiration Date by Tenant at Tenant’s sole cost and expense. On the Expiration Date, Tenant shall surrender all keys to the Premises.
     25.2. Failure to Deliver Possession. If Tenants fails to vacate and deliver possession of the Premises to Landlord on the expiration or sooner termination of this Lease as required by

Section 12.3., Tenant shall indemnify, defend and hold Landlord harmless from all claims, liabilities and damages resulting from Tenant’s failure to vacate and deliver possession of the Premises, including, without limitation, claims made by a succeeding tenant resulting from Tenant’s failure to vacate and deliver possession of the Premises and rental loss which Landlord suffers.
     25.3. Property Abandoned. If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant.
26. HOLDING OVER.
Tenant shall not occupy the Premises after the Expiration Date without Landlord’s consent. If after expiration of the Term, Tenant remains in possession of the Premises with Landlord’s permission (express or implied), Tenant shall become a tenant from month to month only upon all the provisions of this Lease (except as to the term and Base Rent). Monthly Installments of Base Rent payable by Tenant during this period shall be increased to one hundred fifty percent (150%) of Monthly Installments of Base Rent payable by Tenant in the final month of the Term. The tenancy may be terminated by either party by delivering a thirty (30) day Notice to the other party. Nothing contained in this Section 26. shall be construed to limit or constitute a waiver of any other rights or remedies available to Landlord pursuant to this Lease or at law.
27. RULES AND REGULATIONS.
Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit “E” and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Project. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Project, but Landlord shall, on Tenant’s written request, use reasonable efforts to enforce the rules and regulations against a violating tenant.
28. CERTAIN RIGHTS RESERVED BY LANDLORD.
Landlord reserves the following rights, exercisable without (a) liability to Tenant for damage or injury to property, person or business; (b) being found to have caused an actual or constructive eviction from the Premises; or (c) being found to have disturbed Tenant’s use or possession of the Premises, but subject, however, to the provisions of Section 11.5 hereof.
     28.1. Name. To name the Building and Project and to change the name or street address of the Building or Project (except that Landlord may not name the Building the name of any other engineering firm and if Landlord shall change the address of the Building at its own discretion, Landlord shall reimburse Tenant for its reasonable out-of-pocket costs of changing stationery and other directly resulting expenses).

     28.2. Signage. To install and maintain all signs on the exterior and interior of the Building and Project (but not the name of any other engineering firm on the Building), provided, however, that Landlord shall relocate Tenant’s existing sign, at Tenant’s cost and expense, on the exterior building wall of Building 3200 to Building 3206 in substantially the same position on Building 3206 and Tenant shall be permitted to maintain all other signs within Building 3206 as Tenant currently maintains in Building 3200, in substantially the same locations, provided they are in compliance with the building standards.
     28.3. Access. To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s files, vaults and safes.
     28.4. Physical Changes. To stripe or re-stripe, re-surface, enlarge, change the grade or drainage of and control access to the parking lot; to assign and reassign spaces for the exclusive or nonexclusive use of tenants (including Tenant); and to locate or relocate parking spaces assigned to Tenant, provided any modifications to reserved parking spaces does not materially relocate such parking spaces.
     28.5. Inspection. At any time during the Term, and on prior telephonic notice to Tenant, to inspect the Premises, and to show the Premises to any person having an existing or prospective interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof.
     28.6. Entry. To enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authority. Landlord agrees to use its best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.
     28.7. Common Area Regulation. To exclusively regulate and control use of the Common Area.
29. ADVERTISEMENTS AND SIGNS.
Except as otherwise permitted under Section 28.2, Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation the inside or outside of windows or doors, without the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord shall have the right to remove any signs or other matter installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) days of written demand by Landlord.

30. RELOCATION OF PREMISES.
Intentionally omitted.
31. GOVERNMENT ENERGY OR UTILITY CONTROLS.
In the event of imposition of federal, state or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities (including telecommunications) during the Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation by Landlord and Tenant of any such controls, the reasonable interpretation of Landlord shall prevail and Landlord shall have the right to enforce compliance therewith, including the right of entry into the Premises to effect compliance.
32. FORCE MAJEURE.
Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section 32. shall excuse or delay (except as otherwise expressly provided in Section 4.) Tenant’s obligation to pay Rent or other charges under this Lease.
33. BROKERAGE FEES.
Landlord and Tenant warrant and represent to each other that they have not dealt with any real estate broker or agent in connection with this Lease or its negotiation except the Listing and Leasing Agent(s) set forth in Section 2.9. of this Lease. Landlord shall pay any commission or fee due the Listing and Leasing Agent(s) per separate agreement. Each party shall indemnify, defend and hold the other party harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any other compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of such party.
34. QUIET ENJOYMENT.
Tenant, upon payment of Rent and performance of all of its obligations under this Lease, shall peaceably, quietly and exclusively enjoy possession of the Premises without unwarranted interference by Landlord or anyone acting or claiming through Landlord, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.
35. TELECOMMUNICATIONS.
     35.1. Telecommunications Companies. Tenant and its agents and/or service providers shall have no right of access to the Project for the installation and operation of telecommunications lines and systems for any of Tenant’s telecommunications within or from the Building to any other location without Landlord’s prior written consent, which shall not be unreasonably withheld. However, Landlord’s consent shall not be required where the equipment being installed, repaired or maintained is not located in an area in which any telecommunications lines or equipment of any other tenant or of Landlord are located. Landlord’s approval of, or requirements concerning the lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord disclaims all responsibility for the condition or utility of the intrabuilding cabling network (ICN) and makes no representation regarding the suitability of the ICN for Tenant’s intended use.
     Subject to the other terms and conditions of this Section, Landlord shall permit Tenant’s desired service providers to install and operate their wiring inside the 4” conduit to be provided by Landlord in accordance with Exhibit D hereto without charge. During the Term of this Lease Landlord shall not grant to any single provider of telecommunications services the exclusive right to provide telecommunications services to tenants of the Building.
     35.2. Tenant’s Obligations. If at any time the point of demarcation for Tenant’s telecommunications equipment in Tenant’s telephone equipment room or other location is relocated to some other point due to requirement of law or governmental authority, upon Landlord’s election, Tenant shall, at Tenant’s sole expense and cost: (1) within thirty (30) days after notice is first given to Tenant of Landlord’s election, cause to be completed by an appropriate telecommunications engineering entity approved in advance in writing by Landlord, all details of the telecommunications lines serving Tenant in the Building which details shall include all appropriate plans, schematics, and specifications; and (2) continue the operation, repair and maintenance of the telecommunications lines serving Tenant in the Building from and after the demarcation point as so relocated and (3) upon the termination of the Lease for any reason, or upon expiration of the Lease, immediately effect the complete removal of all or any portion or portions of the telecommunications lines serving Tenant in the Building and repair any damage caused thereby (to Landlord’s reasonable satisfaction).
     Prior to the commencement of any alterations, additions, or modifications to the telecommunications lines serving Tenant in the Building (after the initial installation of such lines) in connection with the initial Tenant’s Work, except for minor changes, Tenant shall first obtain Landlord’s prior written consent by written request accompanied by detailed plans, schematics, and specifications showing all alterations, additions and modifications to be performed, with the time schedule for completion of the work, to which Landlord shall not unreasonably withhold its consent.
     35.3. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its employees, agents, others and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of any kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the acts and omissions of Tenant, Tenant’s officers, directors, employees, agents, contractors, subcontractors, subtenants and invitees with respect to (1) any telecommunications lines serving Tenant in the Building; (2) any bodily injury (including wrongful death) or property damage (real or personal) arising out of or related to any telecommunications lines serving Tenant in the Building; (3) any lawsuit brought or threatened, settlement reached, or governmental order relating to such telecommunications lines; (4) any violations of laws, orders, regulations, requirements, or demands of governmental authorities, or any reasonable policies or requirements of Landlord, which are based upon or in any way related to such telecommunications lines, including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses. This indemnification and hold harmless agreement will survive this Lease. Under no circumstances shall Landlord be liable for interruption in telecommunications services to Tenant or any other entity affected due to electrical spikes or surges or any other cause whatsoever, whether by Act of God or otherwise, except and only to the extent caused by the gross negligence of Landlord, Landlord’s contractors, or agents.
     35.4. Landlord’s Operation. Notwithstanding anything contained herein to the contrary, if the point of demarcation is relocated due to law or governmental order, Landlord may, but shall not be obligated to, undertake the operation, repair and maintenance of telecommunications lines and systems in the Building. If Landlord so elects, Landlord shall give Notice of its intent to do so, and Landlord shall, based on Landlord’s sole business discretion, make such lines and systems available to tenants of the Building (including Tenant) in the manner it deems most prudent. Landlord may include in Operating Expenses all or a portion of the expenses related to the operation, repair and maintenance of the telecommunications lines and systems from and after the demarcation point as so relocated.
36. MISCELLANEOUS.
     36.1. Accord and Satisfaction Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.
     36.2. Addenda. If any provision contained in an addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.
     36.3. Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party (i.e., the party that recovers the greater relief as a result of the action or proceeding) shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding. If Tenant is obligated to pay such fees and costs, they shall be deemed Additional Rent.
     36.4. Captions and Section Numbers. The captions appearing in the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Section numbers refer to Sections in this Lease.
     36.5. Changes Requested by Lender. Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of the party from whom consent to such change or amendment is requested.
     36.6. Choice of Law. This Lease shall be construed and enforced in accordance with the Laws of the State.
     36.7. Intentionally Omitted.
     36.8. Authority. If Tenant is not an individual signing on his or her own behalf, then each individual signing this Lease on behalf of the business entity that constitutes Tenant represents and warrants that the individual is duly authorized to execute and deliver this Lease on behalf of the business entity, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, it Landlord’s request, deliver a certified copy of a resolution of its board of directors, if Tenant is a corporation, or other memorandum of resolution if Tenant is a limited partnership, general partnership or limited liability entity, authorizing such execution.
     36.9. Waiver of Right to Jury Trial. Landlord and Tenant hereby waive their respective rights to a trial by jury of any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant’s Use or occupancy of the Premises, Building or Project (including any claim of injury or damage or the enforcement of any remedy under any current or future laws, statutes, regulations, codes or ordinances).
     36.10. Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.
     36.11. Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only and does not and shall not constitute a reservation of or option for Tenant to Lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord, notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.
     36.12. Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request, its most recently prepared financial statements. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. Landlord shall hold such financial statements and all information set forth therein in confidence, and not disclose such statements or information to anyone other than Landlord’s lenders or prospective lenders or purchasers of the Project or Building, or Landlord’s employees, consultants, attorneys, or to any party pursuant to the direction of any governmental or quasi-governmental entity.
     36.13. Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.
     36.14. Prior Agreements; Amendments. This Lease and the schedules and addenda attached, if any, form a part or this Lease together with the rules and regulations set forth on Exhibit “E” attached hereto, and set forth all the covenants, promises, assurances, agreements, representations, conditions, warranties, statements, and understandings (Representations) between Landlord and Tenant concerning the Premises and the Building and Project, and there are no Representations, either oral or written, between them other than those in this Lease.
     36.15. Building Directory Listings. Tenant shall be entitled to 10 initial listings on the Building directory board(s) at Landlord’s expense. Any changes to such directory listings shall be at Tenant’s expense.
This Lease supersedes and revokes all previous negotiations, arrangements, letters of intent, offers to lease, lease proposals, brochures, representations, and information conveyed, whether oral or in writing, between the parties hereto or their respective representatives or any other person purporting to represent Landlord or Tenant. Tenant acknowledges that it has not been induced to enter into this Lease by any Representations not set forth in this Lease, and that it has not relied on any such Representations. Tenant further acknowledges that no such Representations shall be used in the interpretation or construction of this Lease, and that Landlord shall have no liability for any consequences arising as a result of any such Representations.
Except as otherwise provided herein, no subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless it is in writing and signed by each party.
     36.16. Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Each party shall, on the request of the other party, execute and acknowledge a short form memorandum of this Lease for recording purposes. No such memorandum shall include the amount of rent or other business terms of the Lease other than the length thereof.
     36.17. Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.
     36.18. Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and successors and assigns of the parties.
     36.19. Time Is of the Essence. Time is of the essence of this Lease.
     36.20. Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as either Landlord or Tenant, the obligations of such Multiple

Parties shall be the joint and several responsibility of all persons or entities named herein as such Landlord or Tenant.
     36.21. Consent to Press Release. Landlord may, after the Lease is fully executed, issue a press release containing the following information: (i) Tenant’s name and the nature of Tenant’s business; (ii) the Term; (iii) the square footage leased and the Building name and location; (iv) the name of the brokers who represented Landlord and Tenant; and (v) such other general information as may be customarily included in similar press releases. Tenant hereby consents to such a press release.
IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first set forth on Page 1.
LANDLORD:
GLB MONTROSE LLC,
a Maryland limited liability company

By:	/s/
Its Vice President
TENANT:
PARSONS, BRINCKERHOFF, QUADE & DOUGLAS, INC.,
a New York corporation

By:	/s/ Michael F. Fisher Its Senior Vice President

By:

Its

ADDENDUM TO LEASE BETWEEN
GLB MONTROSE, LLC (“Landlord”)
and PARSONS, BRINCKERHOFF, QUADE & DOUGLAS, INC. (“Tenant”)
Dated November 27, 2002
37. OPTION TO EXTEND TERM.
Section 37 adds to and amends the Lease as follows:
     (a.) Tenant shall have the option to extend the Term of this Lease beyond the Expiration Date on all of the provisions contained in this Lease, except for Base Rent, for a five (5) year period (“Extended Term”) by giving notice of its exercise thereof at least two hundred seventy (270) days prior to the Expiration Date. Notwithstanding the foregoing, however, Tenant shall not be entitled to exercise this Option to Extend Term at any time that Tenant is in default under this Lease after notice from Landlord and has not cured such default.
     (b) Monthly Installments of Base Rent during the Extended Term shall be an amount equal to ninety-five percent (95%) of the fair market rent for office space leases of similar characteristics in similar buildings within the local market, as reasonably determined by the parties within forty five (45) days of receipt by Landlord of Tenant’s exercise notice. The foregoing fair market rent shall take into account a tenant improvement allowance of $5.00 per rentable square foot.
     (c) If the parties are unable to agree on the fair market rent for the Extended Term within forty five (45) days of Landlord’s receipt of Tenant’s exercise notice, then within ten (10) days after the expiration of such period, each party, at its cost and by giving written notice to the other party, shall appoint a real estate broker with at least 5 years full-time commercial brokerage experience in the area in which the Premises are located to estimate and set fair market rent for the Extended Term. If a party does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set fair market rent for the Extended Term. If the two brokers are appointed by the parties as stated in this Section 36., they shall meet promptly and attempt to set fair market rent for the Extended Term. If they are unable to agree within thirty (30) days alter the second broker has been appointed, they shall attempt to elect a third broker meeting the qualifications stated in this Section 36. within ten (10) days alter the last day the two brokers are given to set fair market rent. If they are unable to agree on the third broker, either of the parties to this Lease by giving ten (10) days written notice to the other party can apply to the then president of the county real estate board of the county in which the Premises are located, or to the presiding judge of the superior court of that county, for the selection of a third broker who meets the qualifications stated in this Section 36. Each of the parties shall bear one half of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either party.
     Within thirty (30) days after the selection of the third broker, a majority of the brokers shall set fair market rent for the Extended Term.

     (d) In setting fair market rent, the broker or brokers shall consider the use for the Premises for general office purposes. If, however, the low estimate and/or the high estimate are/is more than five percent (5%) lower and/or higher than the middle estimate, the low estimate and/or the high estimate shall be disregarded. If only one estimate is disregarded, the average of the remaining two estimates shall be the fair market rent for the Premises during the Extended Term. If both the low estimate and the high estimate are disregarded as stated in this Section 36, the middle estimate shall be the fair market rent for the Premises during the Extended Term. After fair market rent for the Extended Term has been set, the broker shall immediately notify the parties.
Landlord and Tenant shall immediately execute an Amendment to the Lease setting forth fair market rent for the Extended Term.
     (e) This Option to Extend Term is granted by Landlord to Parsons, Brinckerhoff, Quade & Douglas, Inc., is personal as to Parsons, Brinckerhoff, Quade & Douglas, Inc., and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone other than Parsons, Brinkerhoff, Quade & Douglas, Inc. or any entity to whom Parsons, Brinckerhoff, Quade & Douglas, Inc. may assign this Lease without Landlord’s prior written consent in accordance with Section 18.4.1. of the Lease. Any other assignment of this Option to Extend Term without Landlord’s prior written consent shall be void and, at Landlord’s election, shall constitute a default hereunder.
38. RIGHT OF FIRST REFUSAL.
Section 38. adds to and amends the Lease as follows:
Subject to Dr.First.com electing to renew its lease on the third (3rd) floor of the Building, Tenant shall have a right of first refusal to lease any available space on the third (3rd) floor of the Building during the initial Term of the Lease. If Landlord receives a bona fide request from a prospective tenant to lease any portion of such available third (3rd) floor space, then, provided that Tenant is not then in default under the Lease beyond applicable cure periods, Landlord shall deliver to Tenant a Notice of such request, together with a term sheet outlining all of the significant terms and conditions on which Landlord is willing to lease such space to the third party. Tenant may elect to lease such available third (3rd) floor space as part of the Premises upon all of the terms and conditions contained in the term sheet (and otherwise on the terms and conditions of this Lease) by providing Landlord with Notice of Tenant’s intent to lease such space within seven (7) business days after Tenant’s receipt of Landlord’s Notice. If Tenant indicates by Notice to Landlord that it will lease such space on Landlord’s stated terms and conditions, then the parties shall immediately execute an amendment to the Lease stating the addition of the available third (3rd) floor space to the Premises. If Tenant does not so notify Landlord within the allotted time, then Tenant shall be deemed to have rejected the offer. If Tenant does not agree to lease such available third (3rd) floor space within the allotted time, then Landlord may lease such space to any other party upon such terms and conditions as Landlord and such party may then mutually agree, and this Right of First Refusal shall be of no further force or effect with respect to such space.

This Right of First Refusal is granted by Landlord to Parsons, Brinkerhoff, Quade & Douglas, Inc., is personal as to it, and shall not be exercised or assigned, voluntarily or involuntarily, by or to any other person or entity or any entity to whom Parsons, Brinckerhoff, Quade & Douglas, Inc. may assign this Lease without Landlord’s prior written consent in accordance with Section 18.4.1. of the Lease. Any other assignment of this Right of First Refusal without Landlord’s prior written consent shall be void and, at Landlord’s election, shall be a default under the Lease.
39. RIGHT OF FIRST OFFER.
Section 39. adds to and amends the Lease as follows:
Provided that Tenant is not in default under the Lease beyond applicable cure periods at the time of offer, and subject to the prior rights of any other tenants or third parties which exist as of the date of execution hereof, Tenant shall have the right to receive Landlord’s first offer to lease any space in the Building which is not on the third (3rd) floor thereof, should any such space become “available” during the initial term of this Lease. The term “available” shall mean (i) that such space is not subject to the prior rights of other tenants existing as of the date of execution hereof, including, without limitation, first offer rights, first refusal rights, option rights, extension rights, and/or expansion or relocation rights; and (ii) that such space is actually vacated or, in Landlord’s sole opinion, is likely to be vacated by the existing tenant. Notwithstanding the preceding, Landlord may in all cases renew or extend an existing tenant’s lease of its existing premises regardless of the existence of an extension or renewal option in such tenant’s lease.
When any space becomes available as set forth herein, Landlord shall first deliver to Tenant a written notice of availability and an offer to lease such space as part of the Premises. Specific information about the rental rates, lease term, tenant improvement contribution (if any) and other pertinent terms and conditions shall be included in the offer. Within ten (10) days after receipt of Landlord’s Notice, Tenant shall provide Landlord with Notice of its acceptance or rejection of the offer.
If Tenant accepts Landlord’s offer, then the parties shall immediately execute an amendment to this Lease stating the addition of the available space to the Premises. If Tenant rejects Landlord’s offer, or if Tenant fails to accept the offer within ten (10) days after receipt of Landlord’s Notice, Landlord thereafter shall have the right to lease such space to any third party and this Right of First Offer shall be of no force or effect with respect to such space.
This Right of First Offer is granted by Landlord to Parsons, Brinckerhoff, Quade & Douglas, Inc., is personal as to it, and shall not be exercised or assigned, voluntarily or involuntarily, by or to any other person or entity or any entity to whom Parsons, Brinckerhoff, Quade & Douglas, Inc. may assign this Lease without Landlord’s prior written consent in accordance with Section 18.4.1. of the Lease. Any other assignment of such Right of First Offer without Landlord’s prior written consent shall be void and, at Landlord’s election, shall be a default under the Lease.

40. AMENITIES.
Section 40. adds to and amends the Lease as follows:
Landlord will, within 120 days of Tenant vacating the existing premises in Building 3200 and occupying the Premises, provide a fitness facility, including locker rooms and shower facilities (separate for each of the men’s and women’s locker rooms), within a Building in Montrose Office Park for the use of the tenants of Montrose Office Park. The fitness facility will be equipped with new cardiovascular and resistance training equipment. Users will be required to execute Landlord’s standard waiver agreement prior to being given access to the fitness facility. Landlord will decide the location and any other parameters with respect to the fitness facility in its sole discretion.
Landlord will, commencing on the date of execution of the Lease, also use its reasonable efforts to attract a food service operator to operate a food service operation at a building within Montrose Office Park. The Landlord will not be required to subsidize the operation, but if necessary to attract a reputable food service operator, shall provide all required space for the operator free of Base Rent. Landlord will not guarantee the operation of the food service operation, but will use reasonable efforts to work with the operator and the tenants of Montrose Office Park to keep the food service operation a going concern, and if the initial operation should be discontinued, shall use reasonable efforts to attract and sign a lease with a replacement operator. Landlord shall determine the location within Montrose Office Park as well as all other aspects of the food service operation and its operator(s) in its sole discretion.
41. RELOCATION ALLOWANCE.
Section 41. adds to and amends the Lease as follows:
Notwithstanding anything herein to the contrary, Landlord will provide an allowance of up to $58,782.00 for the relocation to the Premises of Tenant’s personal property, including furniture and equipment, telecommunications equipment and associated cabling. Landlord shall provide such allowance within a reasonable time after submission by Tenant of paid receipts for the above-referenced items.
42. ARCHITECTURAL/SPACE PLANNING SERVICES.
Section 42. adds to and amends the Lease as follows:
Notwithstanding anything herein to the contrary, Landlord will provide an allowance of up to $4,408.65 for Tenant’s outside architect to perform a “test-fit” of the Premises (including any “test-fit” which may be been performed prior to the date of this Lease). Landlord shall provide such allowance within a reasonable time after submission by Tenant of paid receipts for any components of the test-fit.

43. TENANT IMPROVEMENTS
Section 43. adds to and amends the Lease as follows:
Tenant shall construct tenant improvements in the Premises in accordance with those items labeled as “Tenant’s Work” in Exhibit D attached, or to be attached, to the Lease. Construction of tenant improvements shall be subject to the following terms and conditions:
a.	Tenant, at Tenant’s sole cost and expense, shall obtain all space plans, if any, for the Premises as well as all necessary permits for construction of tenant improvements from municipal authorities and provide Landlord with satisfactory evidence of such permits. Tenant shall also provide Landlord with evidence that Tenant’s general contractor is licensed and qualified to do business in the State of Maryland. Notwithstanding anything to the contrary set forth in this Lease, if under applicable laws or orders any alteration, repair or other work (e.g., cure of building code violations) needs to be performed outside the Premises in order for Tenant to obtain Tenant’s building permit or, upon completion of Tenant’s Work obtain a certificate of occupancy, “controlled inspection” or other governmental approval or signoff needed for Tenant to lawfully occupy the Premises for the conduct of Tenant’s business, Landlord shall, at its sole cost and expense, promptly upon Tenant’s demand therefor, perform such alteration, repair or work. If Tenant is delayed in the completion of Tenant’s Work, or, upon completion of Tenant’s Work, delayed in it ability to lawfully occupy the Premises as a result of the need for such exterior alteration, repair or other work, then the Rent Commencement Date and the Expiration Date shall be extended by the number of days of such delay any resulting holdover by Tenant in Building 3200 shall be at the monthly rate of $58,537.08.

b.	Prior to commencement of construction, Tenant shall submit to Landlord a copy of its contract with its general contractor entered into relating to the performance of the tenant improvement work. Tenant shall also provide Landlord with evidence that Tenant’s general contractor is licensed and reputable, in addition to the evidence of insurance and other parameters required for alterations, additions or improvements in Section 12. of this Lease.

c.	Tenant’s general contractor shall provide Landlord with a Certificate of Insurance: i) naming Landlord, and any parties designated by Landlord, as additional insureds, as their respective interests may appear, ii) evidencing general liability, owners and contractors protective (“OCP”) liability, and property damage insurance with respect to construction of improvements in the Premises of not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury, death and property damage liability, and iii) evidencing Workers’ Compensation insurance in compliance with Maryland law.

d.	Landlord reserves the right to enter the Premises to post such notices as Landlord deems necessary.

e.	During construction, Landlord shall have the right of reasonable inspection. The approved plans and specifications may not be changed or altered without Landlord’s prior written consent if such change would result in changes to the structural aspects of the construction.

f.	Tenant shall take all reasonable steps necessary to ensure that the work shall be performed in a manner that will not interfere with the quiet enjoyment of the other tenants in the Project. Tenant shall ensure that the work area is kept clean and that construction material does not block any corridor, hallway or other passageway commonly used by other tenants. Tenant shall bring construction material to the Project and Premises in the manner, and during the time periods, reasonably imposed by Landlord. Tenant shall be responsible for all clean-up of the work area and surrounding exterior areas, if necessary. All refuse shall be removed from the Project and shall be disposed of in an approved sanitation site. Project trash containers may not be used for construction related activities or disposal.

g.	Tenant shall diligently commence and pursue construction of the tenant improvements to completion. Upon completion, Tenant shall obtain, and provide Landlord with the Certificate of Occupancy, other final approvals from appropriate municipal authorities, if applicable, and lien releases.

h.	Landlord shall contribute a maximum of $1,175,640.00 (the “Allowance”) toward the cost of construction of the tenant improvements in the Premises, including all “soft” costs incurred by Tenant in connection therewith, including architectural, engineering and construction consultant fees, permit fees, costs of insurance and all related costs. Landlord shall distribute the Allowance to Tenant monthly on a progress payment basis, using standard AIA Forms, throughout the performance of the tenant improvements approximately twenty (20) days after Landlord’s receipt of invoices for work for which payment is requested, and lien releases from Tenant’s general contractor and subcontractors for all work performed through the date of the immediately preceding Tenant’s requisition for payment. Notwithstanding anything herein to the contrary, any portion of the Allowance for which Tenant has not provided paid receipts and lien releases by December 31, 2003 shall be forfeited by Tenant (except if completion of the tenant improvements is delayed by force majeure). Tenant shall provide Landlord for its review and approval with final plans and specifications for Tenant’s Work not later than December 5, 2002. If Landlord shall fail to pay any bona fide and approved installment of the Allowance within thirty (30) days after such installment shall be due and payable under this Lease, and shall continue to fail to pay such installment within an additional fifteen (15) days after notice from Tenant of non-payment, notwithstanding anything to the contrary set forth in this Lease, Tenant shall thereafter have the right to offset Base Rent and Additional Rent equal to such amounts coming due under this Lease until Tenant shall recover the full amount of the Allowance.

i.	Tenant shall not be required to pay Landlord fees for construction oversight or administration. Tenant shall not be required to pay any freight elevator or loading dock fees for move-out of Building 3200 or construction at or move-in to Building 3206.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum to Lease as of the date first above written.
LANDLORD:
GLB MONTROSE LLC,
a Maryland limited liability company

By:	/s/ Its Vice President
TENANT:
PARSONS, BRINCKERHOFF, QUADE & DOUGLAS, INC.,
a New York corporation

By:	/s/ Michael F. Fisher Michael F. Fisher, Senior Vice President

GLENBOROUGH
REALTY TRUST INCORPORATED

MOP – 3206
Fourth FLoor

Exhibit A
L:__________

T:__________

hok

Exhibit “B”

EXHIBIT C
MONTROSE OFFICE PARK BUILDING 3206
BUILDING STANDARD TENANT IMPROVEMENTS
     The items listed below (the “Building Standard Tenant Improvement”) are based upon building standard materials and specifications and represent the work and materials customarily provided by Landlord in connection with the initial preparation of unimproved premises for tenant’s occupancy. This Exhibit C is included in the Lease for reference purposes only, and in no event shall this paragraph be construed to mean that Landlord is obligated to provide any of the following items or quantities to Tenant. Landlord shall have the right to make reasonable substitutions for particular items described herein. All of the items listed below will be paid from the tenant improvement allowance, if any, provided by the Landlord under this Lease.
1.	PARTITIONING
➢	One linear foot of 1/2” gypsum wallboard panel mounted on 2.5” metal studs for each 12 square feet of useable area leased. Interior partitions terminating at building exterior walls will meet either a column, window mullion, or exterior wall surface but never in the middle of a window glass.
2.	INTERIOR DOORS AND HARDWARE
➢	Paint grade building standard solid-core 3’0” by 7’0” door in painted hollow metal knock down door frame, with brushed stainless cylindrical steel passage latch-set as manufactured by Schlage, 4.5” brushed stainless steel hinges as manufactured by Ives or approved equal. One such door will be provided for each 200 useable square feet of leased area. Each door will have a wall mounted brushed aluminum doorstop as manufactured by Ives or approved equal installed on wood blocking mounted between metal studs behind drywall.
3.	SUITE ENTRY DOORS AND HARDWARE
➢	Solid core 3’0” x 7’0” stain grade plain sliced birch wood veneer building standard door with clear lacquer finish, fire code rating as necessary, in painted hollow metal knock down door frame, with Schlage S series stainless steel mortise lock set hardware to match building standard with 6 pin ; ‘E’ keyway, keyed to building master key system, 4.5” brushed stainless steel hinges as manufactured by Ives or approved equal, and brushed aluminum hydraulic door closure as manufactured by Norton or approved equal. One such door will be provided for each separate suite. Each door that opens into the Premises will have a wall mounted brushed stainless steel or brushed aluminum doorstop as manufactured by Ives or approved equal installed on wood blocking mounted between metal studs behind drywall. Each door that opens into the Common Corridor will have a floor mounted brushed stainless steel doorstop as manufactured by Ives or approved equal.

4.	TELEPHONE AND ELECTRICAL OUTLETS
➢	One duplex 110 volt, 20 amp electrical wall receptacle, brown in color as manufactured by Leviton or approved equal with brushed stainless steel wall plate as manufactured by Leviton or approved equal per 135 square feet of useable area. One string and ring wall outlet for telephone/data wiring, said wiring to be supplied at tenant’s cost, for each 200 square feet of useable area leased, outlets located in drywall partitions.
5.	SWITCHES
➢	One single pole light switch per room located in partition. Switches in open area will be provided on a ratio of one (1) per 300 square feet of leased area. All switches shall be brown in color as manufactured by Leviton or approved equal with brushed stainless steel wall plate as manufactured by Leviton or approved equal.
6.	PAINTING
➢	All partitions, columns and walls will be painted with one prime coat and two finish coats of flat finish latex, and all interior doors and frames will be painted with two coats semi-gloss oil based paint selected from building standard manufacturer’s (Duron or approved equal) colors. One color per office with no more than two colors per suite.
7.	FLOOR COVERING
➢	30 oz. Building standard carpet as manufactured by Lees or approved equal with color selection to be made by the tenant. 4” vinyl cove base as manufactured by Nafco or approved equal or 4” carpet base. Carpet upgrade is available at additional cost to Tenant.
8.	CEILING
➢	Suspended 2’ x 4’ with additional kerf 2’ on center (2’ x 2’ appearance) lay in acoustical tegular tile as manufactured by Armstrong with exposed 15/16” grid as manufactured by Donn or approved equal at a height of approximately 8’.
9.	WINDOW COVERING
➢	1” Venetian blinds as manufactured by Levelor or approved equal, bronze in color, with clear plastic wand mounted on the left side of the blind.
10.	LIGHTING
➢	Building standard fluorescent 2’ X 4’, 18 cell parabolic light fixtures as manufactured by Lithonia or approved equal. Fixtures will have 3 T-8 lamps served by one electronic ballast. One such light fixture will be supplied for each 90 useable square feet of leased area. LED exit light fixtures as manufactured by Lithonia or approved equal.
11.	SUITE ENTRY DOOR SIGNAGE
➢	Building standard character and number. Tenant required to use building standard sign and lettering as manufactured by 2/90 Sign Systems, no approved equal. One building standard suite entry sign and one building directory strip in the main lobby. Only one suite sign will be allowed per separate suite. Additional directory strips are available at additional cost to Tenant. Glass suite entry door upgrades approved by Landlord will have building standard lettering with no logos.
12.	HVAC
➢	Heating, Ventilation and Air Conditioning including distribution ductwork in compliance with all applicable codes VAV boxes as manufactured by Trane with DDC controls as manufactured by Siemens at the rate of I per 1,200 useable square feet leased. Each VAV box will have one DDC sensor. Perimeter slot diffusers as manufactured Titus, model # TBD1-10-FB or approved equal or interior 2’ X 2’ four way blow diffusers as manufactured by Titus, model # PAS or approved equal will be provided at a rate of 1 per 200 useable square feet leased. Return grilles with 35-degree deflection as manufactured by Titus, model 350 RL or approved equal will be provided at a rate of I per 250 useable square feet leased.
13.	SPRINKLERS
➢	One exposed head as manufactured by Central, model # SSC-1-80 per 150 useable square feet of office space leased.

LANDLORD’S WORK AND DEFINITION ON SHELL CONDITION
GUB Montrose LLC, hereinafter referred to as Landlord, will perform the work listed below in order to provide the Premises to Parsons Brinckerhoff Quade & Douglas, Inc, hereinafter referred to as Tenant, in a “Shell” condition. These improvements will be the sole responsibility of Landlord to design, purchase, and install, except as noted herein. The following is intended solely to set forth the equipment and Landlord’s Work to be initially furnished and/or installed by Landlord in the Building. Landlord will agree to maintain and repair (with replacement if necessary in accordance with the attached Lease) the Mechanical and Electrical components that are listed below in a condition such that they will deliver the rated capacities throughout the term of the Lease.
DEMOLITION
a)	All existing improvements in the Premises will be demolished and removed from the Premises with the exception of existing light fixtures, the existing fire suppression sprinkler system, and window treatments. The Premises will be left in a broom clean condition with one skim coat on the existing perimeter walls.

b)	Existing light fixtures will be disconnected and stacked in the Premises for re-use by Tenant at Tenant’s sole cost and expense during installation of improvements to the Premises by Tenant. Any light fixtures not used by Tenant will be returned to Landlord.
MECHANICAL
a)	Central chilled water system with new chiller to be located on the roof of the building. The total cooling and heating capacity of the system will be determined by Landlord’s mechanical engineer. The chiller system capacity will be designed to provide 45 tons of chilled water to each full floor based on the following criteria: 92°F dB/78°F wB outdoor conditions.

b)	Landlord shall install 1 — Chilled Water Variable air volume air handling unit per floor. The chilled water air handlers will have a rated capacity of 45 tons per floor. On floors partially occupied by Tenant, the Landlord reserves the right to pro-rate the nominal capacity of 45 tons based on the area occupied by Tenant. Medium pressure ductwork will be installed in place in the Premises per Landlord’s mechanical engineer’s design such that Tenant will be able to install low-pressure ductwork and VAV boxes for air distribution within the Premises. The airflow capacity of the air handling system as measured in CFM per ton will be based on the air-handling units’ manufacturer’s specifications. Tenant shall design and install at its sole cost and expense such air distribution in the Premises to maintain total air distribution of not less than 300 CFM per ton and not greater than the air handling units’ rated capacity. Such air distribution design will be performed in accordance with International Mechanical Code.

c)	The design criteria employed by Landlord’s mechanical engineer for building ventilation is 20 cfin per person of outside air based on an occupancy density rate of 7 persons per 1,000 square feet in accordance with the International Mechanical Code.

d)	The design criteria employed by Landlord’s mechanical engineer for maximum anticipated Noise Criteria (NC) levels will be 35 for offices not within a 10’ radius of the mechanical room. Areas within 10’ of the mechanical room will maintain an NC level of 40.

e)	The design criteria employed by Landlord’s mechanical engineer for air filtration efficiency for the chilled water air handlers will be 85% atmospheric dust spot efficiency based on ASHRAE Standard 52.1.

f)	Landlord shall install Direct Digital Controls that are designed to enable stand-alone operation and monitoring of base building HVAC equipment.

g)	Landlord will install a DDC based automatic temperature control system with stand-alone operation and monitoring of base building equipment and which is designed to provide for expansion of DDC based automatic temperature control for VAV boxes and automatic temperature controls installed by Tenant at Tenant’s sole cost and expense during installation of improvements to the Premises.
Landlord will permit Tenant to install a dry cooler on the roof for the purpose of installing 30 tons of net supplemental cooling for Tenant’s use. All utilities for such system(s) will be sub-metered at Tenant’s sole cost and expense and Tenant will reimburse Landlord for all direct costs of such utilities. Tenant at its sole cost and expense will engage a structural engineer, who shall be approved by Landlord with such approval not unreasonably withheld, to design a suitable structure to support the dry-cooler and visual screening around the dry cooler to keep it out of sight. The structure and screening will be provided at Tenant’s sole cost and expense. All MEP, structural, and screening plans will be submitted to Landlord for review and approval prior to construction. Landlord shall have approval rights on the location and placement of the dry cooler. For any roof penetration work proposed by Tenant, Landlord will obtain a bid from its roofing contractor for such work and deliver such bid to Tenant. Tenant shall at its sole expense utilize Landlord’s roofing contractor submitting such bid unless (a) Tenant shall obtain a bid from another reputable roofing contractor whose use would not void or in any manner impair Landlord’s roof warranty and who would provide insurance meeting the insurance requirements set forth in the Lease for Tenant’s contractors, and (b) the bid submitted by Tenant’s contractor is less than 95% of the bid submitted by Landlord’s contractor (in which event Tenant shall have the right to utilize Tenant’s contractor at its sole expense).
FIRE SUPPRESSION
a)	As noted above, the Building is presently fully protected by an existing sprinkler system throughout common areas of the Building in accordance with local code(s). Landlord will make necessary initial modifications to the existing sprinkler system throughout the common areas, up to and including the riser(s) and zone valve(s) of the Building, in accordance with NFPA 13 and 14 and other local code(s).

b)	Tenant is responsible for fire sprinkler suppression system modifications within the Premises in compliance with NFPA 13 and 14 and other local codes.
PLUMBING
a)	Landlord shall install ADA compliant Common Area rest rooms, which shall also comply with local code(s) requirements (the existing restrooms presently located on the 2nd, 3rd,

and 4th floors of the Building shall be considered Common Area restrooms for purposes of the foregoing requirement).

b)	The Building presently contains existing storm water plumbing in accordance with local code(s) requirements.
ELECTRICAL
Landlord, at its sole cost and expense, shall supply the following to the Premises/Building:
a)	Normal Power:
i	A maximum of 850 Amps 480/277 Volt, 3 phase 4 wire service total capacity will be made available to the Tenant for use in the Premises.

ii	Each floor will have a 75 KVA K-13 transformer to provide 120/208 Volts isolated ground receptacle loads.

iii	Base building power will be protected by a Transient Voltage Surge Suppressors (TVSS)

iv	One each, two section 42 circuit, 400 amp 120/208 Volt panel with 275 amp main breaker will be installed in each electric closet on each floor.

v	One each, two section 42 circuit, 400 amp 277/480 Volt panel will be installed in each electric closet on floors 2 and 4.

vi	One each, one section 42 circuit, 400 amp 277/480 Volt panel will be installed in each electric closet on the third floor.

vii	Existing 120/208 Volt power will be re-fed from an existing 45 KVA transformer in a riser distributed to a panel on each floor for miscellaneous loads.
Pepco will solely determine the size of the transformer required to provide the above service, which transformer Landlord shall cause to be provided at any cost or expense to Tenant.
b)	Fire Alarm and Detection System:
i	ADA compliant system shall be installed and coordinated in the Common Area by Landlord with the fire suppression and mechanical HVAC systems.

ii	Landlord will make available one expander panel per floor available for Tenant to utilize to connect fire alarm notification devices at Tenant’s sole cost and expense during installation of improvements to the Premises.

iii	Landlord will provide Tenant with the Fire Alarm system vendor information and Tenant must utilize said vendor to install additional devices to the base Fire Alarm system at Tenant’s sole cost and expense during installation of improvements to the Premises. All additional devices must be of the same manufacturer as well as model as the base system.
c)	Emergency Power: Existing 17.5 kilowatt emergency electrical generator to provide electricity to Common Area devices as required by local code(s) for life safety.

d)	Telephone/Data:
i	Landlord will provide tenant with one each, 4” conduit vertical riser for its exclusive use.

ii	Landlord will provide grounding to the main building ground at the electrical switchgear.

iii	Tenant, at its sole cost and expense, will locate all Telephone/Data equipment within the Premises and provide electrical power for such at its sole cost and expense during installation of improvements to the Premises.
COMMON AREA IMPROVEMENTS
Selection of the materials for such Common Area improvements will be the Landlord’s sole determination.
a)	Landlord will improve the Common Area elevator lobbies and corridors with new ceiling, floor and wall covering, lighting, and signage.
b)	Landlord will improve the Common Area rest rooms (i.e., the restrooms currently existing on the 2nd, 3rd, and 4th floors of the Building) to be ADA compliant and with new ceiling, floor and wall covering, lighting, partitions, and signage.
c)	Landlord will improve the elevator cab interiors with new ceilings and floor and wall covering.
d)	Landlord will provide, at a location to be determined solely by the Landlord within Montrose Office Park, a fitness facility, locker rooms, and shower facilities. The fitness facility will be equipped with new cardiovascular and resistance training equipment.
PRE-DELIVERY, POST DELIVERY, AND POST RENT COMMENCEMENT WORK
Notwithstanding anything within to the contrary, items c) and d) listed immediately above shall be provided post-Rent Commencement in accordance with the requirements of the attached Lease. Items a) and b) above shall be substantially completed (able to be used for their intended purposes) prior to April 15, 2003.
1.	Landlord shall remove all existing floor finishes and associated adhesives to render broom clean the concrete slab throughout the Premises if they will, in Landlord’s reasonable judgment, cause extraordinary floor preparation for Tenant, i.e. uncured adhesives, lumps of adhesive, carpet backing that separates from carpet and remains, etc.

2.	Landlord shall use reasonable efforts repair demolition scars caused by Landlord’s current demolition of the Premises to match existing adjacent finishes/substrates including pockmarks in slab resulting from partition removal if they will, in Landlord’s reasonable judgment, cause extraordinary floor preparation for Tenant.

3.	Landlord shall tape, patch, and block perimeter wall and column gypsum board enclosures, after completion by Landlord of all demolition required of Landlord under this exhibit and Exhibit D Landlord shall remove existing water source heat pumps provided along the perimeter of the Premises, and shall disconnect the same from existing utilities.

4.	Landlord shall cap behind wall surfaces all associated condenser water and condensate drainage piping. Such piping shall be left in place by Landlord.

5.	Landlord will demolish and remove all wiring, piping, conduit, ductwork, etc. in the Premises except for those items that serve other tenants’ premises in the building and except for those which Landlord can not ascertain their purpose despite reasonable investigation (including receiving Tenant’s input thereon, if promptly offered by Tenant). Landlord shall tag any existing utilities for other tenant spaces that need to remain in operation. Regardless of any tagging that the Landlord will perform, Tenant shall treat any utility that remains in the Premises as if it were in operation, and shall not attempt to demolish or alter the same without the prior written approval of Landlord.

6.	Window treatments.
➢	Landlord shall leave existing window treatments, except that Landlord shall replace any defective window treatments with like kind and condition.
7.	Corridor demised partition.
➢	Landlord shall provide, and Tenant shall accept, the corridor demised partitions in “as is” condition.

➢	If Landlord requires access to the mechanical equipment room (“MER”) through any portion of the demised partition for the purpose of Landlord’s air handler installation, Landlord will repair and/or re-construct the demised partition, and at Tenant’s option, enclose Tenant’s side of partition with drywall, tape and block at the time of installation of air handler. Tenant acknowledges that the foregoing shall not be required to be accomplished by January 1, 2003.

➢	If Tenant elects Landlord to leave Tenant’s side of partition open Tenant accepts sole responsibility to install the drywall, tape and block at its sole cost and expense.

➢	Notwithstanding anything within this paragraph 7 to the contrary, in the event Landlord causes damage to the Premises or to Tenant’s personal property located therein during Landlord’s installation of the air handlers that will serve the Premises, Landlord will repair same at its sole cost and expense (which work shall include the repair of any finishes installed by Tenant prior to the performance of such work in its discretion in order to meet the schedule attached to Exhibit D hereto).
8.	Lighting fixtures for re-use by Tenant
➢	Landlord shall remove all existing light fixtures and stack them on the floor for Tenant’s use.
9.	Landlord will install medium pressure ductwork as tightly as reasonably possible, in Landlord’s judgment, to the existing structural beams to enable maintenance of the existing ceiling height of 8–feet above the floor.

10.	Temporary utilities (ventilation, electricity, water).
➢	Landlord shall provide temporary heat to the Premises, as reasonably necessary in Landlord’s judgement, through 1/1/03 to maintain space temperature to prevent pipe freezing.

➢	Tenant will be responsible, at its sole cost and expense, to provide temporary heat as necessary, in Landlord’s reasonable judgement, to prevent pipe freezing after 1/1/03.

➢	Landlord shall provide electricity and water up to the existing distribution points located in common areas, and Tenant shall be responsible, at its sole cost, for installation of such utilities from such points to the Premises.

➢	Building elevators will be available during Tenant construction activities in concert with other activities in the Building. Tenant’s use of the elevator shall be coordinated with, and approved by, the Landlord.
11.	Review and approval of plans and specifications for Tenant’s Work.
➢	Tenant shall provide final layout drawings for Tenant’s review on December 5, 2002.

➢	Landlord agreed to review such documents and provide comments within 5 working days after receipt of documents.

Exhibit “D-2”
     Tenant shall provide drawings to Landlord no later than December 5, 2002.

EXHIBIT E
MONTROSE OFFICE PARK – BUILDING 3206
RULES AND REGULATIONS
     Tenant shall, and shall ensure that Tenant’s agents, servants, employees, sublessees, contractors, licensees, invitees and guests, faithfully keep and observe and perform the following rules and regulations, and such other and further reasonable rules and regulations as Landlord may make, and which in Landlord’s judgment are needed for the general well being, safety, care and cleanliness of the Premises and the Building of which they are a part, together with their appurtenances, unless waived in writing by Landlord.

1.	Building Hours of Operation:	8:00 AM – 6:00 PM Monday – Friday
9:00 AM – 1:00 PM Saturday
2.	Building Holidays:
January 1st – New Year’s Day
Martin Luther King Birthday
President’s Day
Memorial Day
July 4th — Independence Day Labor Day
Thanksgiving Day
December 25th — Christmas Day
3.	The sidewalks, doorways, entries, passages, elevators, public corridors, stairways, and other parts of the Building and garage shall not be obstructed or used for any other purpose than ingress or egress to and from the Premises and for going from one part of the Building to another part of the Building. Tenant shall permit no loitering by any persons upon the common area or elsewhere within the Building.
4.	Tenant shall not install or permit the installation of any awnings, shades, mylar films or sun-filters, curtains, blinds, screens, signs or the like on windows. If Landlord has installed or hereinafter installs any such items, Tenant shall not remove the same without Landlord’s prior written approval. The Building’s HVAC system is designed to be used in conjunction with operable venetian blinds on windows. Tenant shall draw venetian blinds closed to a point greater than 50% of the operating range of the blinds when sunlight is bearing on windows of the Premises. No awning or other projections shall be attached to the outside walls or windows.
5.	The doors from the corridors to the Premises shall be kept closed during normal business hours except as they may be used for ingress or egress.
6.	Tenant shall not construct, maintain, use or operate within the Premises or elsewhere in the Building or on the outside of the Building, any equipment or machinery which produces music, sound or noise audible beyond the Premises, or vibrations or odors outside the Lease Premises.

7.	No signs, posters, advertisements, or notices shall be attached to, or placed on the exterior or interior of the Building or the parking areas or sidewalks without specific prior written permission of the Landlord. In the event of a violation of the foregoing by any tenant, Landlord may remove same without any liability and may charge the responsible tenant for any expense incurred as a result of such removal. All signage installed in the Building visible from the Common Corridor, shall comply with the Building Standard Signage Policy unless otherwise approved in advance by the Landlord in writing.
8.	No animal, bird, reptile or creature of any kind except Seeing Eye dogs shall be brought into or kept in or about the Premises or the Building.
9.	Tenant, or Tenant’s agents, shall not bring or store in the Building or Premises, any kerosene, gasoline, combustible, inflammable, explosive, or toxic substance, or any illuminating material, unless it is battery powered, UL approved.
10.	No additional locks, bolts, or mail slots shall be placed on doors, windows, or walls nor will any lock, new or existing, be re-keyed or keyed differently from the building’s system without the Landlord’s prior written approval. Two keys will be furnished by Landlord to Tenant for the main suite entry door only. Additional keys are available upon request only from the Landlord, at Tenant’s cost. Tenant and Tenant’s employees are prohibited from duplicating keys or having keys duplicated by anyone but the Landlord. The Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys now or in the future provided to Tenant throughout its tenancy including but not limited to any keys for restrooms or other door locks that may have been provided to the Tenant. Tenant shall pay to the Landlord the reasonable cost of replacing or re-keying any locks as a result of lost keys throughout its Tenancy or the failure to return keys at the termination of its tenancy.
11.	For the purposes of keeping the Building in a reasonable state of cleanliness, Tenant shall permit only Landlord’s employees and/or contractors to clean its Premises unless otherwise approved by Landlord in writing. The Landlord’s contracted janitorial service vendor will clean the Premises between the hours of 6:00 PM and 10:00 PM, Monday through Friday, exclusive of Building Holidays. Landlord, nor its janitorial service vendor shall not be responsible to Tenant for any loss or damage to property in the Premises, however occurring, or for any damage done to the effects of Tenant by the janitorial service vendor or any other employee or any other person.
12.	Tenant shall not place or permit its employees or agents to place any trash or other objects anywhere within the Building or on the Building’s property (other than within the Premises) without first obtaining Landlord’s written consent. Garbage, trash, rubbish, and refuse shall be kept in sanitary closed containers approved by Landlord so as not to be visible to the public within the demised area. The following rules and regulations shall apply to “dry” trash: (1) all “dry” trash shall be properly bagged in plastic bags and sealed; and (2) all “dry” trash shall be delivered at such times and in such areas of the Project as, from time to time, may be designated by Landlord. The following rules and regulations apply to “semi-wet”, and “wet” garbage: (1) Tenant shall be solely responsible for the cost of purchasing such equipment as is necessary to convert “wet garbage” into a sanitary condition satisfactory to Landlord for disposal by Landlord after delivery by Tenant to the designated area: and (2) if, at Landlord’s sole discretion, a refrigerated trash handling room becomes necessary, it will be Tenant’s sole responsibility to pay all reasonable costs incurred to install such improvements in any area designated by Landlord. Landlord’s janitorial contractor will remove on a daily basis, normal “dry” trash from desk side waste containers and waste containers of no more than 30 gallons in size located in copy rooms, kitchens, etc. Tenant will be responsible for the cost of removal and disposal of large trash such as furniture and file cabinets it wishes to discard as well as periodic large volumes of trash caused by Tenant such as moving or file clean up. Tenant will comply with all building recycling programs including, but not limited to white or mixed paper, cardboard, and aluminum cans.
13.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, bags or other substances (including, without limitation, coffee grounds) shall be thrown therein. The cost of repairing any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant’s officers, agents, servants, and employees shall be paid by such tenant.
14.	Tenant shall not mark, paint, drill into or in any way deface any part of the building or the Premises. No boring, cutting or stringing of wires shall be permitted, except for picture hanging and other ordinary decorating purposes.
15.	Tenant shall not use or occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture or sale of liquor, narcotics or drugs.
16.	Tenant will report all work requests directly to the property management office for the Building as designated by Landlord. Requirements of Tenant shall be attended to only upon application at the property management office for the Building. Building employees shall not be required to perform, and shall not be requested by any Tenant or occupant to perform any work unless under specific instructions from the property management office of the Building. Tenant shall not engage or pay any employees in the Building except those actually working for the Tenant in the Building.
17.	The Premises shall not be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.
18.	Tenant shall have the responsibility for the security of the Premises and, before closing and leaving the Premises at any time, Tenant shall see that all entrance doors are locked and all lights and office equipment within the Premises are turned off, and Landlord shall have no responsibility relating thereto.
19.	Vending, canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate in seeking their prevention by notifying the Building manager in the event Tenant becomes aware of any such activities in the Building. Tenant and its employees shall not engage any vendor to perform services unrelated to its normal business activity either in the Premises, within the Building, or on the Building’s property without first obtaining Landlord’s written consent.
20.	All deliveries into or out of the Building of equipment, furniture or bulky matter must be scheduled with the Building Manager and must take place during the hours which Landlord, or its agents may determine. The designated delivery entrance and freight elevator must be used for all movement of above said items. In connection with the delivery or receipt of merchandise, freight or other matter, no hand trucks or other means of conveyance shall be permitted, except those equipped with rubber tires, rubber side guards or such other safeguards as Landlord may require. Tenant will be responsible for all costs, including Building staff to facilitate any move or delivery after Building hours.
21.	Tenant shall install and maintain, at Tenant’s expense, fire extinguishers next to any duplication machine or similar heat producing equipment as required by Tenant or local government regulations or law.
22.	Tenant shall not install or use any additional air conditioning or heating equipment without prior written approval of the Landlord.
23.	The Premises shall not be used for conducting any barter, trade, or exchange of goods or sale through promotional give-away gimmicks or any business involving the sale of secondhand goods, insurance salvage stock, or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of-business sale, moving sale, bulk sale, or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.
24.	Bicycles, motor scooters, or any other type of vehicle shall not be brought into the lobby or elevators of the Building, or into the Premises, except as required by law.
25.	All contractors and technicians performing work for Tenant within the Building shall be referred to Landlord for Landlord’s reasonable approval before performing such work. Such approval may require that the contractor provide evidence of insurance in sufficient types and quantities as Landlord may require and naming the Landlord and its agent(s) as additional insured entities under the contractor’s insurance policy. All work including, but not limited to, installation of telephones, telegraph equipment, electrical and electronic devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings or any other physical features of the Building, shall not be commenced prior to written approval by Landlord. This shall be subject to any government security laws or regulations that may be applicable because of any secret, confidential or restricted activities carried on by Tenant in the Premises. All such work shall be performed in accordance with all codes, regulations, laws, and ordinances that apply. Tenant and/or its contractor will provide a copy of any permit(s) necessary prior to commencement of work. Tenant is strictly prohibited from installing equipment of any kind in Building common areas including but not limited to telephone, electrical, mechanical rooms as well as lobbies, corridors, and rest rooms.

26.	Tenant shall not permit its employees or other persons to go upon the roof of the building without the written consent of Landlord.
27.	Landlord reserves the right to exclude the general public from the Building upon such days and at such hours as in Landlord’s judgment will be for the best interest of the Building and its tenants.

Landlord reserves the right to close and keep locked all entrances and exits doors of the Building at any time Landlord may deem necessary. Landlord reserves the right to change access control system vendors from time to time without regard nor responsibility for Tenant’s election to utilize the same vendor for its Premises access control system. The Building will be unlocked, unless the Landlord deems otherwise, during normal building hours. At all other times, including but not limited to non-normal building hours, weekends, and holidays, the Building will remain locked. The Tenant, its employees, and visitors will be required to follow all access control procedures as then in effect. Landlord will issue access cards to Tenant based on a ration of 3 cards per 1,000 square feet leased. Additional cards may be purchased by Tenant from Landlord at the rate then in effect.

Landlord reserves the right to exclude from the Building at all times any person who is not known or does no properly identify himself to the Building Management. Tenants’ employees or agents, or anyone else who desires to enter the Building after normal business hours, may be required to provide appropriate identification and sign in upon entry, and sign out upon leaving, giving the location during such person’s stay and such person’s time of arrival and departure, and shall otherwise comply with any reasonable access control procedures as Landlord may from time to time institute.

28.	Landlord shall have the right to prescribe the weight and method of installation and position of safes or other heavy fixtures or equipment. Tenant will not install in the Premises any fixtures, equipment or machinery that will place a load upon the floor exceeding the designed floor load capacity per square foot or which exceeds applicable building code. Landlord reserves the right to have Landlord’s structural engineer review Tenant’s floor loads on the Premises at Tenant’s expense. All damage done to the Building by installing or removing a safe or any other article of Tenant’s office equipment, or due to its being in the Premises, shall be repaired at the expense of Tenant. Landlord will be provided with a list of heavy equipment prior to move. Moving of such items shall be done during the hours that Landlord may determine under the supervision of the building manager, after receiving written permission from the building manager.

29.	Parking in the garage or parking lot is intended for daily use only by Tenants, their employees, and visitors. Overnight or long-term parking of all vehicles is prohibited unless approved in writing by Landlord. No junk vehicles, recreational vehicles, house trailers, or commercial or industrial vehicles such as, but not limited to, moving vans, trucks, tractors, trailers, vans (excepting personal recreation vans), wreckers, hearses, buses, boats, boating equipment, travel trailers, or camping equipment shall be regularly or habitually parked on the property. No vehicle services, including but not limited to, changing engine oil, replacing windshields, or vehicle washing will be permitted on the Property without the prior written approval of the Landlord.

30.	Tenant agrees that it shall comply with all fire and safety regulations in the Premises that may be issued from time to time by Landlord and/or the Fire Marshall. Tenant shall also make available to Landlord, employee(s) of Tenant who will act as the Tenant’s Life Safety coordinator(s) and represent Tenant in all matters pertaining to such fire and safety regulations and assist in periodic emergency training for the Building.

31.	No cooking shall be done or permitted in the Premises except that Tenant may install and use microwave ovens. If tenant wished to maintain a coffee machine, or like device in the Premises, a timer must be connected to the outlet into which said machine is connected to prevent the possibility of fire hazards. Tenant shall not permit any unusual or objectionable odors to emanate from the Premises.

32.	Directories will be placed by Landlord, at Landlord’s own expense, in conspicuous places in the Building. No other directories shall be permitted. The Landlord will provide the directory for the Building exclusively for the display of the name and location of the Tenants of the building only. Additional information may be displayed upon the prior written authorization by the Landlord. The Landlord reserves the right to charge for additional information approved for installation in the Building directory.

33.	Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting its request in writing to the office of the Managing Agent of the Building during normal business hours, Monday through Friday later than twenty-four (24) hours prior to the time such service is required Tuesday through Saturday and no later than forty-eight (48) hours prior to such time service is required Sunday and/or Monday. All such requests for service shall be delivered on forms available from the office of the Managing Agent. The request shall clearly state the start and stop dates and hours of the ‘off-hour’ service. Tenant shall submit to the Building Manager a list of personnel authorized to make such requests. The tenant shall be charged for such operation in the form of additional rent; such charges are to be determined by the Building Manager or Landlord’s agent and shall be fair and reasonable and reflect the additional operating costs involved.

34.	Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

35.	Each tenant shall cooperate with Building employees in keeping Premises neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways.

36.	If any governmental license or permit shall be required for the proper and lawful conduct of tenant’s business, tenant, before occupying the Premises, shall procure and maintain such license or permit and submit it for Landlord’s inspection. Tenant shall at all times comply with the terms of any such license or permit.

37.	Tenant covenants and agrees that its use of the Premises shall not cause a discharge of more than its pro rata share on a square foot basis of the design flow gallonage per day of sanitary (non-industrial) sewage allowed under the sewage discharge permit(s) for the Building. Discharges in excess of that amount, and any discharge of industrial sewage, shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefor, including without limitation permits from state and local authorities having jurisdiction thereof. Tenant shall submit to the Landlord on December 31 of each year of the Term of this Lease a statement, certified by an authorized officer of Tenant, which contains the following information: name of all chemicals, gases, and hazardous substances, used, generated, or stored on the Premises; type of substance (liquid, gas, or granular); quantity used, stored or generated per year; method of disposal; permit number, if any, attributable to each substance, together with copies of all permits for such substance; and permit expiration date for each substance.

38.	Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building or any other portion of the Building.

39.	Tenant will not display, paint, or place or cause to be displayed, painted or placed, any handbills, bumper stickers, or other advertising or promotional materials or devices on any vehicles parked in the parking areas of the Building whether belonging to Tenant or to Tenant’s employees or agents or to any other person.

40.	Tenant shall use the Common Areas for ingress and egress only, and shall not use any portion of the common Areas for business or promotional purposes, nor shall Tenant place any obstruction (including, without limitation, vending machines) thereon. Tenant shall not use, suffer, or permit to be used any part of portion of the Common Areas for any “quick-type service” of among other things, cigarettes, food, beverages, ice cream, popcorn, candy, gum, or any other edibles, whether or not such “quick type service” is effected through machines or other dispensing devices.

41.	Tenant shall not use or operate any electric or electrical devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, or with the operation or roads or highways in the vicinity of the Building, and shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Premises, without the prior written approval of Landlord.

42.	Tenant (without Landlord’s approval therefor, which approval will be signified on Tenant’s Plans submitted pursuant to the Lease) may not and Tenant shall not permit or suffer anyone to: (a) cook in the Premises; (b) place vending or dispensing machines of any kind in or about the Premises; (c) at any time sell, purchase or give away, or permit the sale, purchase, or gift of food in any form without Landlord’s consent which consent shall not be unreasonably withheld but may be conditional upon Tenant giving operator of food service/convenience store within the Building the opportunity to bid on the supplying and services of such machines.

43.	Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity without prior written consent of Landlord. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

44.	Landlord shall have the right to make such other further reasonable rules and regulations as in the judgement of Landlord, may from time-to-time be needed for the safety, appearance, care, and cleanliness of the Building and for the preservation of good order therein. Landlord shall not be responsible to Tenant for any violations of rules and regulations by other tenants, but Landlord agrees to use reasonable efforts to enforce these rules with respect to all tenants and occupants of the Building.

EXHIBIT G
HEALTH CLUB INDEMNIFICATION AND RELEASE AGREEMENT
In consideration for the use of the exercise and related facilities including but not limited to any and all exercise equipment located at 4151 Ashford Dunwoody Road, Atlanta, Georgia 30319 (“The Facilities”), the undersigned acknowledges and agrees with GLENBOROUGH PROPERTIES, L.P., a California limited partnership (the “Owner”), and GLENBOROUGH REALTY TRUST INC., a Maryland corporation Its General Partner, (the “Manager”) as follows:
1.	The Tenant’s owners and employees may use the Facilities only in accordance with the Rules and Regulations promulgated by Owner and Manager, a copy of which is attached hereto and made a part hereof as Exhibit G. With its signature below, the undersigned acknowledges that it has read and understands the provisions of Exhibit G. Notwithstanding anything herein to the contrary, Owner and Manager reserve the right to modify and amend the Rules and Regulations at any time.

2.	The Facilities may be used only by Tenant’s owners and employees.

3.	In order that the Facilities may be used free of charge, the undersigned recognizes that the condition, operation and use of the Facilities will be unsupervised by Owner and Manager and their respective agents, and Tenant will be responsible for any personal injury or loss of personal property to Tenant’s owners and employees or any such injury or loss of other person(s) caused by such party.

4.	All use of the Facilities by Tenant’s owners and employees is at the sole risk of each such party and Owner and Manager have no liability therefore and the undersigned hereby expressly and unconditionally releases Owner and Manager from all liability, loss, cost and expense for the use by the Tenant’s owners and employees of the Facilities.

5.	The undersigned acknowledges and agrees that it has sole responsibility for being aware of, and for informing Tenant’s owners and employees of; (i) the proper use of the Facilities, (ii) the condition of the Facilities and of advising its owners and employees to be aware of their physical limitations in the use of the Facilities, and (iii) the need to consult with his/her physician as to the use of the Facilities.

6.	By executing the Indemnification and Release Agreement, Tenant acknowledges that it is Tenant’s complete and total responsibility to inform all of its owners and employees who will be using the Facilities of the terms and conditions hereof.
This instrument was executed by the undersigned, with full knowledge of its contents, including, but not limited to, the assumption of risk by the undersigned for the use of the Facilities by its owners and employees and the complete and unconditional release of Owner and Manager from Liability for the use by such parties of the Facilities.
TENANT:

By:	Its

By:	Its

EXHIBIT H
HEALTH CLUB
RULES AND REGULATIONS
This room is limited to use by tenants of the building who have signed an indemnification and release agreement. This facility is not supervised and the individual assumes all risk and liability for the use of this equipment.
1.	Hours of Operation: 6:00 a.m. to 9:00 p.m.
Monday – Friday
8:00 a.m. to 5:00 p.m.
Saturday
Closed–Sunday
2.	Only tenants of the building are permitted after signing the release agreement. Family, friends, and anyone under the age of 18 are not permitted.

3.	Exercise clothing must be worn while using equipment.

4.	The owners and management are not responsible for lost or stolen personal property. Lockers must be cleared daily. Locks left on over 24 hours will be removed and locker contents discarded.

5.	Immediately report equipment malfunctions to management (404)-257-1785 or security after hours. DO NOT USE broken or malfunctioning equipment.

6.	Please keep exercise area and locker rooms clean and free of trash.

7.	No food or beverage, other than water, should be consumed within the facility. Plastic containers only please.

8.	Anyone not complying with the rules and regulations of the building and the exercise facility will have their access card privileges revoked.

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Space Above This Line for Recorder’s Use
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     THIS AGREEMENT, is made this ___ day of ___, ___by ___, and having its principal office and place of business located at _________ (“Tenant”), and John Hancock Life Insurance Company, having its principal place of business located at T-56, 200 Clarendon Street, John Hancock Place, P.O. Box 111, Boston, MA 02117 (“Lender”), with reference to the following facts:
RECITALS
     A. On ___, ___(“Landlord”) and Tenant entered into a certain lease as amended on N/A (“Lease”) covering certain space (“Premises”) in the building located at _________ which property is more particularly described in the Mortgage (as hereinafter defined) (“Property”);
     B. Lender granted a loan (“Loan”) to Landlord, which Loan is evidenced by a note and secured, inter alia, by a first lien instrument in favor of Lender covering the property and upon the terms and conditions described therein, which has been recorded in the Official Records of (said instrument and all amendments, modifications, renewals, substitutions, extensions, consolidations and replacements thereto and thereof, as applicable, are hereinafter collectively referred to as “Mortgage”);
     C. It is a condition precedent to Lender executing this Agreement that (i) the Mortgage be and remain at all times a first lien or charge upon the Property prior and superior to the Lease; (ii) Tenant specifically subordinate the Lease to the lien or charge of the Mortgage and (iii) Tenant attorn to Lender and its successors and assigns in the event of the foreclosure or other proceeding to enforce the Mortgage;
     NOW, THEREFORE, in consideration of the mutual benefits accruing to the parties hereto and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Tenant hereby agree as follows:
     1. Subordination. The Lease and any extensions, renewals, replacements, consolidations or modifications thereof, and all the right, title and interest of the Tenant in and to the Premises, and all rights of the Tenant thereunder, are and shall be subject and subordinate to the Mortgage and the lien and terms thereof.

     2. Lender’s Exercise of Remedies. In the event of (a) the institution of any foreclosure, trustee’s sale or other like proceeding, (b) the appointment of a receiver for the Landlord or the Property, (c) the exercise of rights to collect rents under the Mortgage or an assignment of rents, (d) the recording by Lender or its successor or assignee of a deed in lieu of foreclosure for the Property, or (e) any transfer or abandonment of possession of the Property to Lender or its successor or assigns in connection with any proceedings affecting Landlord under the Bankruptcy Code, 11 U.S.C. § 101 et seq. (any such foreclosure, recording of a deed in lieu of foreclosure, or transfer or abandonment of the Property referred to in the preceding clauses (a) through (e) is hereinafter called a “Transfer”, and Lender or any successor or assignee of Lender taking title to the Property in connection with a Transfer is hereinafter called the “Transferee”), such Transferee shall not 4) be liable for any damages (including, without limitation, consequential damages) or other relief or be subject to any offsets, defenses or counterclaims of any kind attributable to any event, act omission or default under the Lease, including, but not limited to, a breach of any representation or warranty under the Lease, of Landlord or any prior landlord under the Lease, except for any continuing event, act or omission of which Lender has been provided notice as described in Paragraph 4 below, and if any such offset or defense is expressly provided for in the Lease, (ii) be bound by any prepayment by Tenant of more than one month’s installment of rent unless such prepayment is expressly required in the Lease or has been specifically approved in writing by Lender, or be liable or responsible for any security deposit or other sums which Tenant may have paid under the Lease unless such deposit or other sums have been physically delivered to Transferee, or (iii) be bound by any modification or amendment of the Lease, or any waiver of any terms of the Lease unless the same shall have been approved in writing by Lender.
     3. Attornment and Non-Disturbance. Provided (a) Tenant complies with this Agreement, (b) Tenant is not in default under the terms of the Lease and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under the Lease, and (c) the Lease is in full force and effect, except as set forth in Paragraphs 2 and 5(d) and (e), any default under the Mortgage and any proceeding to foreclose the same will not disturb Tenant’s possession under the Lease and the Lease will not be affected or cut off thereby, and notwithstanding any such foreclosure or other Transfer of the Property to Transferee, Transferee will recognize the Lease and will accept the attornment of Tenant thereunder.
     Tenant shall attorn to Transferee, including Lender if Lender becomes a Transferee, as the landlord under the Lease. Said attornment is subject to the limitation of Transferee’s obligations set forth in Paragraph 2 above and shall be effective and self-operative without the execution of any further instruments upon Transferee’s succeeding to the interest of the landlord under the Lease. Tenant and Lender shall, however, confirm the provisions of this paragraph in writing upon request by either of them.
     4. Lender’s Right to Care. Notwithstanding anything to the contrary in the Lease or this Agreement, Tenant shall provide Lender with written notice of any default of Landlord under the Lease (which can be a copy of the notice provided to the Landlord) if such default is of such a nature as to give the Tenant a right to terminate the Lease, to reduce rent thereunder or to credit or offset any amounts against future rents, and will not seek to terminate the Lease or reduce the rent or credit or offset against rent or claim a partial or total eviction until giving such notice and providing Lender a period of thirty (30) days beyond the time available to landlord under the

Lease in which to cure the breach or default by Landlord, provided, however, as to any breach or default by Landlord the cure of which requires possession and control of the Property or Premises, Lender’s cure period shall continue for such additional time as Lender may reasonably require to either obtain possession and control of the Property or Premises and thereafter cure the breach or default with reasonable diligence, or obtain the appointment of a receiver pursuant to any court proceeding, or otherwise, and give such receiver a reasonable period of time in which to cure the default. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lender agrees otherwise in writing.
     5. Miscellaneous.
     (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns; provided, however, that in the event of the assignment or transfer of the interest of Transferee, all obligations and liabilities of Transferee under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Transferee’s interest is assigned or transferred; and provided further that the interest of Tenant under this Agreement may not be assigned or transferred except to the extent the assignment of Tenant’s interest in the Lease is permitted under the Lease.
     (b) Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned to the Lender as part of the security for the note secured by the Mortgage and upon written notice from Lender of a default under the Mortgage, Tenant shall pay its rent and all other sifts due under the Lease directly to Lender, and Landlord, by its execution hereof, hereby directs Tenant to make such payment to Lender.

LANDLORD
STATE OF                                        )
ss.
COUNTY OF                                     )
     On this ___ day of ___, ___ before me, the undersigned, a Notary Public in and for the said County and State, residing therein, duly commissioned and sworn, personally appeared ______, to me personally known, who by me duly sworn, did say that he/she is a ______ of ______, [that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors] and as the free act and deed of said corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in said County the day and year in this certificate first above written.

Notary Public in and for said County and State

My commission expires: